Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

SANOFI,

VESPER ACQUISITION SUB INC.

and

VIGIL NEUROSCIENCE, INC.

Dated as of May 21, 2025

i

ii

EXHIBIT

Exhibit A	Definitions	A-1
Exhibit B	Certificate of Incorporation	B-1
Exhibit C	CVR Agreement	C-1

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of May 21, 2025, by and among: Sanofi, a French société anonyme (“Parent”); Vesper Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”); and Vigil Neuroscience, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Parties to this Agreement intend that Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the DGCL, with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 1.5, each issued and outstanding Share as of immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, without interest and subject to any applicable withholding of Taxes.

B. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption at the Stockholders Meeting, (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (v) approved and declared advisable the Voting and Support Agreement and the transactions contemplated thereby.

C. The board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each of Bruce Booth, Atlas Venture Fund XII, L.P., Atlas Venture Opportunity Fund I, L.P., and Ivana Magovčević-Liebisch have entered into and delivered to Parent a voting and support agreement in connection with the Merger (the “Voting and Support Agreement”).

E. Concurrently with the consummation of the Merger, Parent and the Rights Agent will execute and deliver the CVR Agreement, upon the terms of and subject to the conditions of this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation.

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing; Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents at 8:00 a.m. Eastern Time, on the second (2nd) business day following the satisfaction or waiver (to the extent permitted by applicable Legal Requirement) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL, and Merger Sub shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) subject to Section 5.7, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Legal Requirements;

(b) subject to Section 5.7, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Legal Requirements;

(c) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and

(d) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

In furtherance of the foregoing, prior to the Closing Date, the Company shall cause each of the directors and officers of the Company to execute and deliver resignation letters in customary form effecting the applicable director’s and/or officer’s resignation as a director and/or officer of the Company, to be effective as of, and contingent upon the occurrence of, the Effective Time, to cause the number of directors constituting the Company Board to be equal to the number of directors of Merger Sub as of immediately prior to the Effective Time, and to appoint the directors and officers of Merger Sub as of immediately prior to the Effective Time as the directors and officers, respectively, of the Surviving Corporation.

Section 1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Shares held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each Preferred Share, and each Share issued upon conversion of any Preferred Share prior to the Effective Time (if any), in each case issued and outstanding immediately prior to the Effective Time and held by Parent or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be converted into such number of shares of Surviving Corporation Stock, such that each such holder of such shares shall own the same percentage of the outstanding shares of Surviving Corporation Stock immediately following the Effective Time as such holder owned of the Fully Converted Share Count (on an as-converted to Company Common Stock basis, without regard to any conversion limitations) immediately prior to the Effective Time;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (1) $8.00 per Share in cash, without interest (the “Closing Amount”) plus (2) one CVR (the amounts referred to in clauses (1) and (2), collectively, the “Merger Consideration”), subject to any applicable withholding of Taxes, and shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than any Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.6 and the CVR Agreement, subject to any applicable withholding of Taxes; and

(iv) all shares of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into such number of shares of Surviving Corporation Stock representing, in the aggregate, a percentage equal to (A) 100% less (B) the percentage specified in clause (ii) above (it being understood that the total number of shares of Surviving Corporation Stock issued pursuant to this clause (iv) and clause (ii) above shall be equal to the total number of authorized shares of Surviving Corporation Stock).

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such event and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; it being understood that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

Section 1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A. (or such other nationally recognized paying agent agreed to between Parent and the Company) to act as paying agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the aggregate Closing Amount in respect of all the Shares (other than Dissenting Shares) outstanding immediately prior to the Closing that are entitled to receive the Merger Consideration pursuant to Section 1.5 and the Warrant Shares (together, the “Payment Fund”). For the avoidance of doubt, none of Parent or Merger Sub shall be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent.

(b) Promptly (but in no event later than three (3) business days) after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration pursuant to Section 1.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate or Book-Entry Shares have been converted pursuant to Section 1.5.

(c) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Paying Agent, Rights Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or the CVR Agreement or any other ancillary agreement hereto or thereto to any holder of Shares, Company Options, Company RSUs or Company Warrants such amounts as it is required to deduct or withhold therefrom under applicable Legal Requirements. Any such amounts deducted or withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements shall be treated for all purposes under this Agreement, the CVR Agreement or any other ancillary agreement hereto or thereto as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent shall pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

Section 1.7 Dissenters’ Rights. Shares outstanding immediately prior to the Effective Time, and held of record or beneficially owned by holders or beneficial owners, as applicable, who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder or beneficial owner shall have failed to perfect or shall have effectively withdrawn or lost such holder’s or beneficial owner’s right to appraisal and payment under the DGCL, such holder’s or beneficial owner’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without interest and less any applicable Tax withholding) upon surrender of the Certificate formerly representing such Shares (or effective affidavits of loss in lieu thereof) or Book-Entry shares, as the case may be, together with the letter of transmittal, in accordance with Section 1.6, and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in, and direct, all negotiations and Legal Proceedings with respect to such demands, withdrawals or other instruments. The Company shall not, without the prior written consent of Parent, make or offer to make, or authorize, any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 1.8 Treatment of Company Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any Company Options, Parent, Merger Sub, or the Company (other than as set out in Section 5.5), each outstanding Company Option shall be treated as follows:

(i) each Company Option that is outstanding as of immediately prior to the Effective Time, to the extent unvested, shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time;

(ii) each Company Option that is then outstanding and unexercised as of immediately before the Effective Time (after giving effect to Section 1.8(a)(i)) having an exercise price payable per Share that is less than the Closing Amount shall be cancelled and converted into the right to receive (A) an amount, without interest, equal to the product of (1) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (2) the excess of (x) the Closing Amount over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 1.8(c) (the “Option Closing Amount”), and (B) one CVR for each Share subject to such Company Option immediately prior to the Effective Time (the “Option CVR Consideration”), in each case subject to applicable Tax withholdings pursuant to Section 1.6(e);

(iii) each Company Option that is then outstanding and unexercised as of immediately before the Effective Time (after giving effect to Section 1.8(a)(i)) having an exercise price payable per Share that is equal to or greater than the Closing Amount but less than the Maximum Amount shall be cancelled and converted into the right to receive the Option CVR Consideration, except that if the Milestone is achieved in respect of a CVR, the cash amount to be paid in respect of the Milestone shall be the Underwater Option Milestone Payment (rather than the Milestone Payment), which amount shall be paid pursuant to and in accordance with the terms of the CVR Agreement subject to applicable Tax withholdings pursuant to Section 1.6(e); and

(iv) each Company Option outstanding immediately prior to the Effective Time having an exercise price payable per Share that is equal to or greater than the Maximum Amount shall be canceled for no consideration being payable in respect thereof, and have no further force or effect.

(b) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any Company RSUs, Parent, Merger Sub, or the Company (other than as set out in Section 5.5), each outstanding Company RSU shall be treated as follows:

(i) each Company RSU that is outstanding as of immediately prior to the Effective Time, to the extent unvested, shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time;

(ii) each Company RSU that is then outstanding as of immediately before the Effective Time (after giving effect to Section 1.8(b)(i)) shall be cancelled and converted into the right to receive (A) an amount, without interest, equal to the product of (1) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (2) the Closing Amount, which amount shall be paid in accordance with Section 1.8(c) (the “RSU Closing Amount”), and (B) one CVR for each Share subject to such Company RSU immediately prior to the Effective Time, in each case subject to applicable Tax withholdings pursuant to Section 1.6(e).

(c) On the Surviving Corporation’s next regularly scheduled payroll date following the Effective Time (but in no event later than ten (10) business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Closing Amount and aggregate RSU Closing Amount payable with respect to Company Equity Awards held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(e)); provided, that to the extent the holder of a Company Equity Award is not, and was not at any time during the vesting period of the applicable Company Equity Award, an employee of the Company for employment Tax purposes, the Option Closing Amount or RSU Closing Amount payable pursuant to this Section 1.8 with respect to such Company Equity Award shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.6. The terms of the CVRs to be issued to any holder of Company Equity Awards pursuant to Section 1.8(a) or Section 1.8(b) and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement. As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company Equity Awards other than the rights of a holder to receive the payment contemplated by Section 1.8(a) and Section 1.8(b), in each case in the manner set forth in this Section 1.8(c), and/or under the CVR Agreement, as applicable.

Section 1.9 Treatment of Company Warrants.

(a) Each Company Warrant that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for the right to receive (i) cash in an amount equal to the product of (A) the total number of Shares such Company Warrant holder would have received had such Company Warrant been exercised in full on a cashless basis in accordance with its terms immediately prior to the Effective Time (the “Warrant Shares”) and (B) the Closing Amount, which amount shall be paid in accordance with Section 1.6, mutatis mutandis, and (ii) a number of CVRs equal to the total number of Warrant Shares as of immediately prior to the Effective Time.

(b) As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable consideration set forth above in this Section 1.9.

Section 1.10 CVR Agreement. At or prior to the Effective Time, Parent shall duly execute and deliver, and cause the Rights Agent to duly execute and deliver, the CVR Agreement.

Section 1.11 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in Article II is subject to (a) exceptions and disclosures set forth in the Company Disclosure Schedule and (b) disclosure in the Company SEC Documents filed prior to the date of this Agreement (other than any cautionary or forward-looking information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents, in each case, except to the extent such disclosures were statements of historical fact at the time made):

Section 2.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than its Subsidiaries. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c) Section 2.1(c) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization, types and number of outstanding equity interests thereof and the record and beneficial owners of such equity interests. Each such Subsidiary of the Company is a corporation or other business Entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary of the Company is duly qualified to do business as a foreign Entity and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of its and its Subsidiaries’ certificate of incorporation and bylaws (or equivalent organizational documents, as applicable), in each case as in effect on the date hereof. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents, as applicable).

Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 Shares, of which 46,671,534 Shares have been issued or are outstanding as of the close of business on May 16, 2025 (the “Reference Date”); and (ii) 10,000,000 shares of Company Preferred Stock, of which (A) 537,634 shares have been designated as Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding as of the close of business on the Reference Date and (B) no other shares of Company Preferred Stock are issued and outstanding as of the close of business on the Reference Date. Each share of Series A Preferred Stock (a “Preferred Share”) is convertible into ten (10) Shares. No Shares or Preferred Shares are held by the Company in its treasury or by any of its Subsidiaries. From the close of business on the Reference Date to the execution of this Agreement, the Company has not issued any shares of its capital stock other than the issuance of Shares upon the exercise of Company Options or Company Warrants or settlement of Company RSUs, in each case, that were outstanding as of the close of business on the Reference Date in accordance with the terms thereof. All of the shares of the capital stock of the Company and its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) None of the outstanding shares of capital stock of the Company or any of its Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of capital stock of the Company or any of its Subsidiaries are subject to any right of first refusal, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having a right to vote on any matters on which the stockholders of the Company or any of its Subsidiaries have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company and its Subsidiaries. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company and its Subsidiaries. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 926,094 Shares were subject to issuance pursuant to Company Warrants (which have an exercise price of $0.0001 per Share); (ii) 9,390,309 Shares were subject to issuance pursuant to Company Options (which have a weighted average exercise price of $3.24 per Share); (iii) no Shares were subject to issuance pursuant to Company RSUs; and (iv) no Shares were subject to outstanding purchase rights under the ESPP and no Shares have previously been purchased under the ESPP. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options and Company RSUs outstanding as of the date of this Agreement and the forms of all stock option agreements and forms of restricted stock unit agreements evidencing such Company Options and Company RSUs, respectively, and no Company Option award agreement or Company RSU award agreement materially deviates from such forms. Other than as set forth in this Section 2.3(c), there are no issued, reserved for issuance, outstanding or authorized stock options, restricted stock unit awards, restricted stock awards, stock appreciation, phantom stock, profit participation or similar rights or equity or equity-based awards with respect to the Company to which the Company is a party or by which the Company is bound.

(d) Section 2.3(d) of the Company Disclosure Schedule sets forth, as of the close of business on the Reference Date, each outstanding Company Option and Company RSU and, to the extent applicable, (i) the name (or employee identification number) of the holder thereof, (ii) the number of Shares issuable upon exercise, (iii) the exercise price per Share, (iv) the “date of grant” (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), (v) the vesting commencement date, (vi) the vesting schedule, including any performance conditions (and the terms of any acceleration thereof) and the extent to which the Company Equity Award is vested and unvested as of the Reference Date, (vii) the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law providing favorable Tax treatment), (viii) the expiration date of each Company Equity Award, (ix) the Company Equity Plan under which such Company Equity Award was granted (if any), and (xi) the country and state of residence of such Company Equity Award holder. Each grant of a Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective (the “Company Equity Award Grant Date”) by all necessary corporate action. No Company Option has been granted with a per share exercise price less than the fair market value of a Share on the applicable Company Equity Award Grant Date (or date of repricing, if applicable). Each Company Equity Award (A) was issued in all material respects in accordance with the terms of the plan under which it was granted and all applicable Legal Requirements, including any applicable listing and governance rules and regulations of Nasdaq, and (B) is not subject to Section 409A of the Code.

(e) Except as set forth in this Section 2.3 there were no: (i) outstanding shares of capital stock, or other equity interest in the Company or any of its Subsidiaries; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any of its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”), Contracts or other plans or arrangements under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 2.4 SEC Filings; Financial Statements.

(a) Since January 10, 2022, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates (or if amended, as of the date of such amendment and, in the case of registration statements, as of the date of effectiveness), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its Subsidiaries and as of the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains, and at all times, to the extent required, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the relevant reporting periods, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times, to the extent required, has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) The proxy statement relating to the adoption of this Agreement and approval of the Merger to be provided to the Company’s stockholders in connection with the Stockholders Meeting (the “Proxy Statement”), and any amendments or supplements thereto, at the time that the Proxy Statement or such supplement or amendment thereto is filed with the SEC, mailed, distributed or disseminated to the Company’s stockholders and at the time of the Stockholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h) For clarity, the representations and warranties in Section 2.4(g) will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto based on information supplied to the Company by Parent, Merger Sub or any of its Representatives on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 2.5 Absence of Changes.

(a) Since the date of the Balance Sheet through the date of this Agreement, there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect.

(b) Since the date of the Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions) and during such period there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the Pre-Closing Period, would constitute a breach of, or require written consent of Parent under Section 4.2(b)(viii), (ix), (xiii), (xviii), (xxi), (xxii), (xxiii) and (xxiv), and, to the extent relating to the foregoing, (xxvi).

Section 2.6 Title to Assets. Each of the Company and its Subsidiaries has good and valid title to or, in the case of leased or licensed assets, a valid and enforceable leasehold interest in or license to, all material assets (excluding intellectual property, which is covered under Section 2.8 and the Leased Real Property, which is covered under Section 2.7(b)) owned, leased or licensed by it as of the date of this Agreement, including all material assets reflected on the Company’s balance sheet in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Balance Sheet”) and not sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet.

Section 2.7 Real Property.

(a) The Company and its Subsidiaries do not own any real property, have never owned any real property, and are not party to any Contract to purchase or sell any real property.

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Company Lease pertaining thereto. The Company and each of its Subsidiaries each holds a valid and existing leasehold interest the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases, subleases or sub-subleases with respect to real property to which the Company is a party. Since January 10, 2022, neither the Company nor any of its Subsidiaries has received any written notice, or to the knowledge of the Company, oral notice regarding pending or threatened condemnation of any portion of the Leased Real Property or building, fire or zoning code violations with respect to the Leased Real Property.

Section 2.8 Intellectual Property; Data Privacy.

(a) Section 2.8(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Company Registered IP and identifies for each such item: (i) the name of the owner(s), (ii) the jurisdiction of application/registration, (iii) the applicable application, registration or serial number; (iv) the applicable application, registration and grant date, if applicable, and (v) for any such asset that constitutes Company Registered Licensed IP, the In-bound License under which the Company or any of its Subsidiaries has such license, right, or immunity. Each of the Patents and Patent applications, which are included in the Company Registered IP, properly identifies (or, in the case of any such Patents and Patent applications included in the Company Registered Licensed IP, to the knowledge of the Company, properly identifies) by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Legal Requirements of the United States of America or the applicable foreign jurisdiction. All Company Registered Owned IP is subsisting, valid, enforceable, and in full force and effect and, to the knowledge of the Company, all Company Registered Licensed IP is subsisting, valid, enforceable, and in full force and effect. With respect to (x) the Company Registered Owned IP, (y) Company Registered Licensed IP for which the Company has responsibility for prosecution and maintenance activities, and, (z) to the knowledge of the Company, all other Company Registered IP, (1) all necessary registration, maintenance, renewal and other relevant filing fees due through the Closing Date have been timely paid, (2) all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States of America or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Company Registered IP in full force and effect and, (3) except as set forth on Section 2.8(a) of the Company Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three (3)-month anniversary of the Closing Date. As of the date of this Agreement, no interference, opposition, reissue, reexamination, litigation or other proceeding of any nature (other than pre-issuance patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending or, to the knowledge of the Company, threatened, in which the use, scope, validity, enforceability or ownership of (A) any Company Registered Owned IP, or (B) to the knowledge of the Company, any Company Registered Licensed IP, is being or has been contested or challenged. The Company and its Subsidiaries have complied with all Legal Requirements regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Company Registered Owned IP and all other Company Registered IP for which the Company has responsibility for prosecution and maintenance activities.

(b) The Company or one of its Subsidiaries, as the case may be, (i) is the sole and exclusive owner of all right, title and interest in and to all Company Registered Owned IP and all other Company Owned IP, in each case, free and clear of all Encumbrances other than non-exclusive licenses granted to service providers in the ordinary course of business and (ii) has a valid license or otherwise has continuing rights, pursuant to valid written agreements, to use and otherwise exploit, or contemplate exploiting, all other Intellectual Property Rights as the same are used in or necessary for the business of the Company and its Subsidiaries as presently conducted and as proposed by the Company, as of the date of this Agreement, to be conducted. The Company Registered Owned IP and, to the knowledge of the Company, the Company Registered Licensed IP is currently, and since January 10, 2022 has been, in compliance in all material respects with all Legal Requirements necessary to record and perfect the Company’s or the applicable third party’s interest in, and the chain of title of, the Company Registered IP and to ensure the ability to claim priority in all jurisdictions. The Company IP and all other Intellectual Property Rights licensed to the Company and its Subsidiaries (when used within the scope of the applicable license agreement), constitutes all of the material Intellectual Property Rights necessary and sufficient to enable the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries as currently conducted, and as proposed by the Company, as of the date of this Agreement, to be conducted. The Company or one of its Subsidiaries and, to the knowledge of the Company, all third party licensors of any Company Licensed IP, has executed valid and enforceable written agreements with each of its former and current directors, officers, employees, consultants and independent contractors who were or are, as applicable, engaged in creating or developing any material Company IP, pursuant to which each such Person has: (x) agreed to hold all Know-How and confidential information of the Company and its Subsidiaries or third party licensors in confidence both during and after such Person’s employment or retention, as applicable; and (y) presently assigned to the Company or one of its Subsidiaries, as applicable, all of such Person’s rights, title and interest in and to all material Intellectual Property Rights created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby and the Company has maintained copies of each such executed written agreement to which the Company or its Subsidiaries are party. To the knowledge of the Company, no party thereto is in default or breach of any such agreements. All assignments and transfers of ownership with respect to (A) Company Registered Owned IP and (B) Company Registered Licensed IP for which the Company has responsibility for prosecution and maintenance activities have been duly executed and properly recorded with the United States Patent and Trademark Office in accordance with applicable Legal Requirements.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any Company IP, except for any such funding or use of facilities or personnel that (i) does not result in such Governmental Body or institution obtaining ownership or other rights to such Company IP, (ii) does not require or otherwise obligate the Company or its Subsidiaries to grant or offer to any such Governmental Body or educational institution any license or other right to such Company IP (except for use rights during the term of the applicable agreement between the Company or one of its Subsidiaries and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Company IP (other than pursuant to any In-bound License disclosed on Section 2.8(e) of the Company Disclosure Schedule), and (iii) does not require or otherwise obligate the Company or its Subsidiaries to substantially manufacture any Company Product, or any other product embodying any Company IP, in the United States. No current or former employee, consultant or, to the knowledge of the Company, independent contractor of the Company, in each case, who was involved in, or who contributed to the creation, conception, or development of any Company IP or Company Products has performed services for a Governmental Body or any university, college, research institute or other educational institution related to the Company’s or its Subsidiaries’ business as presently conducted in a manner that would affect the Company’s right in such Company IP or any Company Product that would affect the Company’s ownership or other rights in Intellectual Property Rights that are, or would otherwise constitute, Company IP.

(d) The Company and its Subsidiaries and, to the knowledge of the Company, all third party licensors of any material Company Licensed IP, have complied in all material respects with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., the Bayh-Dole Act, and/or other similar applicable obligations under the Legal Requirements of any applicable jurisdiction, including with respect to any Patents that are part of the Company IP.

(e) Section 2.8(e) of the Company Disclosure Schedule sets forth each agreement pursuant to which the Company or one of its Subsidiaries (i) is granted a license or covenant not to sue or is assigned, granted, or provided or otherwise receives or is conveyed any right (including a right or option to receive a license or be free from suit), under any Intellectual Property Right owned by any third party, other than (A) any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings or off-the-shelf software licenses, in each case, with an annual cost of no more than $1,000,000 and which do not transfer ownership of Company IP from the Company or any of its Subsidiaries to any third party or impose restrictions or non-assertion covenants with respect to any Company IP, and (B) any such agreements where the only Intellectual Property Rights granted to the Company or any of its Subsidiaries are non-exclusive rights granted solely for the purpose of enabling Company’s use or exploitation of the services or deliverables provided to Company pursuant to such agreements, (each such agreement covered by clause (i), an “In-bound License”), or (ii) grants to any third party a license or covenant not to sue or assigns, grants, or otherwise provides or conveys any right (including a right or option to receive a license or be free from a suit) under any Company IP, other than (A) any material transfer agreements, clinical trial agreements, nondisclosure agreements or services agreements or non-exclusive outbound licenses entered into in the ordinary course of business, in each case, (I) which do not transfer ownership of Intellectual Property Rights from the Company or any of its Subsidiaries to a third party or grant rights or impose restrictions or non-assertion covenants with respect to any Company IP (except for non-exclusive rights granted solely for the purpose of providing services or conducting activities within the scope of such agreements) and (II) with an annual cost of no more than $1,000,000, or (B) any such agreement granting non-exclusive rights granted solely for the purpose of providing services or conducting activities within the scope of such agreements (each such agreement covered by clause (ii), an “Out-bound License”).

(f) (i) The operation of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted according to the Company’s development strategy described in the Company SEC Documents or as otherwise made available to Merger Sub, including the research, development, manufacture and commercialization of the Company Products (including, for the avoidance of doubt, the Company Product designated as VG-3927), has not infringed any valid and enforceable Intellectual Property Rights of any Person, or misappropriated or otherwise violated any Intellectual Property Rights owned by any Person, and does not and, to the knowledge of the Company, will not infringe any valid and enforceable Intellectual Property Rights of any Person, or misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person as of the date hereof; and (ii) to the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating any Company IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is threatened) (A) against the Company or its Subsidiaries alleging that the operation of the businesses of the Company and its Subsidiaries, including the use of the Company IP and the development of the Company Products, infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person (B) by the Company or its Subsidiaries that another Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company IP. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company and its Subsidiaries, including the use of the Company IP and the development of the Company Products, has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Intellectual Property Right of another Person. Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.8(f) constitute the only representations and warranties hereunder with respect to infringement, misappropriation, or other violation of any Intellectual Property Rights.

(g) The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality, and value of the Know-How and other confidential information included in the Company IP, including requiring each Person with access to such Know-How and other confidential information to execute a binding confidentiality agreement to the extent such Person is not otherwise bound by substantially similar confidentiality obligations by virtue of such Person’s role or status. No trade secret, Know-How, or proprietary information material to the business of the Company and its Subsidiaries as presently conducted or as proposed by the Company, as of the date of this Agreement, to be conducted has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed by the Company to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by the Company in publications or public filings, including as required under applicable securities laws. To the knowledge of the Company, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing.

(h) None of the Company Owned IP or, to the knowledge of the Company, any Company Licensed IP, is subject to any pending or outstanding Order or other disposition of a dispute that adversely and materially restricts the use, transfer, registration or licensing of, or adversely and materially affects the validity or enforceability of, any such Company IP.

(i) (i) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) are sufficient in all material respects for the conduct of its business as presently conducted by Company and its Subsidiaries, (ii) in the twelve (12) months immediately prior to the date of this Agreement, there have been no failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company and its Subsidiaries as presently conducted, and (iii) to the knowledge of the Company, in the twelve (12) months immediately prior to the date of this Agreement, there have not been any material incidents of unauthorized access or other security breaches of the Company Systems.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (i) result in the breach of, or create on behalf of any third party the right to terminate or modify any In-bound License or Out-bound License, (ii) result in or require the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or (iii) cause a material loss or impairment of any Company IP or any other Intellectual Property Rights licensed to the Company or any of its Subsidiaries.

(k) The Company and the Company’s Subsidiaries have at all times since January 10, 2022, in all material respects, complied with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiaries’ published and externally communicated policies and notices regarding Personal Information, and (iii) all of the Company’s and its Subsidiaries’ contractual obligations with respect to Personal Information. The Company and each of its Subsidiaries have implemented and since January 10, 2022 have maintained commercially reasonable procedures for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s or any of its Subsidiaries’ privacy policies or notices have contained any material omissions or been materially misleading or deceptive in any material respect.

(l) The Company and each of its Subsidiaries have implemented and at all times since January 10, 2022 maintained commercially reasonable and appropriate technical, physical, administrative, and organizational safeguards designed to protect Personal Information and other confidential data in its and their possession or under its or their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, including reasonable backup, security and disaster recovery technology and procedures, and have timely and reasonably remediated any material, critical, or high audit findings relating to its security safeguards. The Company and each of its Subsidiaries have taken commercially reasonable steps to require that any third party accessing or processing Personal Information or other confidential data collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintained appropriate measures designed to protect the security of Personal Information or other confidential data.

(m) Since January 10, 2022, to the knowledge of the Company, the Company has not suffered any material security incidents, leading to the accidental or unlawful destruction, misuse, loss, alteration or unauthorized access to or disclosure of any Personal Information or other confidential data in the possession or control of the Company or any of its Subsidiaries, including any incident that has resulted in a legal obligation to notify any Person or Governmental Body (a “Security Incident”), and to the knowledge of the Company, since January 10, 2022, no Company service provider has provided written notice to Company indicating that such party has suffered a Security Incident affecting Personal Information or confidential data collected, used or processed by or on behalf of the Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with a Security Incident. Neither the Company nor any of its Subsidiaries has received any written notice of any claims (including notice from third parties acting on its behalf) of or investigations related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will result in any material violation of Privacy Laws.

Section 2.9 Contracts.

(a) Section 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract (1) that is a standalone nondisclosure agreement entered into (x) in the ordinary course of business consistent with past practice or (y) in connection with discussions, negotiations and transactions related to this Agreement or other Acquisition Proposals or (2) that is an Employee Plan, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (A) limiting the freedom or right of the Company or its Subsidiaries to engage in any activity or line of business, to compete with any other Person, or to practice or otherwise exploit any Intellectual Property Right or otherwise research, develop, use, sell, distribute or manufacture any products or services or any technology or other assets, in each case in any location or line of business or to solicit customers or to solicit or hire any employees or other service providers or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries or exclusive engagement obligations;

(ii) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company in an amount having a value in excess of $1,000,000 in the fiscal year ending December 31, 2024 or in any single fiscal year thereafter;

(iii) any In-bound License or Out-bound License;

(iv) any Company Contract relating to Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries;

(v) any Company Contract constituting a joint venture, partnership or limited liability company;

(vi) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(vii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Equity Awards);

(ix) any Company Lease;

(x) any material Company Contract with any suppliers of materials or services necessary for the manufacture of Company Products or any component thereof;

(xi) any Company Contract since January 10, 2022 that relates to (A) the acquisition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets, exclusive license or otherwise) or (B) the disposition of any material assets or business of the Company or any of its Subsidiaries;

(xii) any Company Contract that contains a put, call, option, right of first negotiation, right of first refusal, right of first offer or similar right;

(xiii) any Company Contract with any Governmental Body or any university, college, research institute or other educational institution, including grants and similar funding arrangement, under which payments in excess of $500,000 were received by the Company in the fiscal year ending December 31, 2024;

(xiv) any Company Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company and its Subsidiaries, in each case that could result in payments in excess of $250,000;

(xv) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business;

(xvi) any hedging, swap, derivative or similar Company Contract;

(xvii) any collective bargaining agreement or other Company Contract with any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xviii) any Contract that is a settlement, conciliation or similar agreement and pursuant to which (A) the Company or its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the Company or such Subsidiary’s conduct;

(xix) any Contract that by its express terms requires the Company or any of its Subsidiaries, or any successor to, or acquirer of, the Company or any of its Subsidiaries, to make any payment to another Person or incur any other obligation as a direct result of a change of control of the Company or such Subsidiary;

(xx) each Contract requiring the Company or any of its Subsidiaries to use commercially reasonable (or similar) efforts to achieve specific milestones with respect to, or otherwise related to the research, development or sale of, any Company Products;

(xxi) any indemnification or other similar Contract that provides rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) in favor of any current or former director, officer or employee of the Company or any of its Subsidiaries;

(xxii) any Company Contract that constitutes an agreement with a professional employer organization, co-employer organization or an employer of record (collectively, a “PEO”); and

(xxiii) the Amgen Consent.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract, including all amendments and waivers thereto. Except as would not, individually or in the aggregate, reasonably be expected to be material of the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach of or default under any Material Contract and, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract; (ii) each Material Contract is, with respect to the Company and its Subsidiaries and, to the knowledge of the Company, the other party to a Material Contract, a valid agreement, binding, and in full force and effect; and (iii) each Material Contract is enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions. Since January 10, 2022 through the date of this Agreement, the Company and its Subsidiaries have not received any written notice, or to the knowledge of the Company, any oral notice, regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not, individually or in the aggregate, reasonably be expected to be material of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not waived in writing any rights under any Material Contract, the waiver of which would, individually or in the aggregate, reasonably be expected to be material of the Company and its Subsidiaries, taken as a whole.

Section 2.10 Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected, reserved against or disclosed in the liabilities column of a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) either made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business and not in violation of this Agreement; (d) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (e) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 2.11 Compliance with Legal Requirements. The Company and each of its Subsidiaries are, and since January 10, 2022, have been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and, since January 10, 2022, neither the Company nor any of its Subsidiaries have been given written notice of, or to the knowledge of the Company, any oral notice of, or been charged with, any unresolved violation of, any Legal Requirement, except, in each case, for any such violation that has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 2.12 Regulatory Matters.

(a) The Company and each of its Subsidiaries possesses all material approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, and consents (“Regulatory Authorizations”) from the U.S. Food and Drug Administration (the “FDA”) and all other applicable Governmental Bodies necessary for the Company’s and each of its Subsidiaries’ development activities for its products and product candidates (“Company Products”) or that are necessary for the Company or any of its Subsidiaries to conduct its business in all material respects as presently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all such Regulatory Authorizations are, and since January 10, 2022 have been, (A) in full force and effect, (B) validly registered and on file with applicable Governmental Bodies and (C) in compliance with all formal filing and maintenance requirements and (ii) the Company and each of its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Regulatory Authorizations, and no action has been taken or failed to be taken by the Company or its Subsidiaries or, to the knowledge of the Company, no other event has occurred, in each case, which allows, or after notice or lapse of time would allow, revocation or termination thereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (1) the Company and each of its Subsidiaries has filed, maintained or furnished to FDA or other applicable Governmental Bodies all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports), (2) all such submissions were complete and accurate and in compliance with applicable Legal Requirements when filed (or were corrected or completed in a subsequent filing), and (3) the Company has made available to Parent true, complete, and accurate copies of all such submissions and material correspondence with Governmental Bodies relating to such submissions.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, all preclinical and clinical investigations for the Company Products sponsored by the Company or any of its Subsidiaries or Collaboration Partners are being conducted in material compliance with applicable Legal Requirements, rules, regulations and guidance, including Good Clinical Practices. Neither the FDA nor any other Governmental Body performing functions similar to those performed by the FDA has sent any written notices or other correspondence to the Company or any of its Subsidiaries and, to the knowledge of the Company, any Collaboration Partners, with respect to any ongoing clinical or pre-clinical studies or tests for the Company Products requiring the termination, suspension or material modification of such studies or tests. Neither the Company nor any of its Subsidiaries and, to the knowledge of the Company, any Collaboration Partners, has received any written notifications from any institutional review board, ethics committee or safety monitoring committee raising any material issues that require or would require the termination, suspension or investigation of, or seeking to place a clinical hold order on or otherwise delay or materially restrict any, clinical studies proposed or currently conducted by, or on behalf of, the Company or any of its Subsidiaries or Collaboration Partners, with respect to the Company Products, and, to knowledge of the Company, no such action has been threatened. With respect to each Company Product, the Company has made available to Parent complete and accurate copies of all material clinical and preclinical data, including material information about adverse events, safety, efficacy, potency, and manufacturing in the possession of and reasonably available to the Company or any of its Subsidiaries and all material written correspondence that exists as of the date of this Agreement between the Company or any of its Subsidiaries and the applicable Governmental Bodies, in each case with respect to any clinical studies proposed or currently conducted by, or on behalf of, the Company or any of its Subsidiaries for the Company Products, and such data has not been falsified or otherwise materially manipulated by or on behalf of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Collaboration Partner, has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any Collaboration Partner, is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any Collaboration Partner or any officers, employees, agents or clinical investigators of the Company, any of its Subsidiaries or any Collaboration Partner with respect to the Company Products, has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries and, to the knowledge of the Company and to the extent relating to the research, development or manufacture of Company Products, each Collaboration Partner, are, and since January 10, 2022, have been in compliance in all material respects, with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.); (ii) the Federal Food, Drug, and Cosmetic Act (“FDCA”); (iii) the Health Insurance Portability and Accountability Act of 1996 and the Health Information and Technology for Economic and Clinical Health Act (collectively “HIPAA”); (iv) Legal Requirements which are cause for exclusion from any federal health care program; and (v) Legal Requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor to the knowledge of Company, any Collaboration Partner, is subject to any enforcement, regulatory or administrative proceedings regarding compliance with healthcare laws and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened. Neither the Company nor any of its Subsidiaries, nor to the knowledge of Company, any Collaboration Partner, has had any unauthorized use or disclosure of “protected health information” (as such term is used under HIPAA) that would constitute a security incident or breach that would require the Company to provide notice under HIPAA.

(e) To the extent required by applicable Legal Requirements, all manufacturing operations conducted for the benefit of the Company with respect to any Company Product used in human clinical trials have been conducted in accordance with GMP Regulations except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(f) There have been no drug-related serious adverse events reported or observed in connection with the Company’s monoclonal antibody TREM2 agonist known as VGL101 or Iluzanebart (“VGL101”) in any VGL101 clinical trial or research or development study conducted by or on behalf of Company (“VGL101 Program”), including the multicenter, open-label trial with identifier NCT05677659, titled “A Study of VGL101 in Patients with Adult-Onset Leukoencephalopathy with Axonal Spheroids and Pigmented Glia”.

(g) Neither the Company, nor any of its Affiliates, is in breach, in any material respect, of any Company Contract related to the VGL101 Program.

Section 2.13 Certain Business Practices. Within the previous five (5) years, neither the Company, any Subsidiary of the Company, any director or officer of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any Collaboration Partner or any employee, representative, agent, consultant, or any other person (in each case, acting for or on behalf of the Company or a Subsidiary of the Company) has violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, or has, in violation of Anti-Corruption Laws: (a) directly or indirectly paid, offered or promised to make or offer any contribution, gift, entertainment or other expense, (b) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind to or for the benefit of any foreign or domestic government official or employee, or to any foreign or domestic political party, any candidate thereof or any campaign, (c) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, (d) established or maintained any fund of corporate monies or other properties, (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing, or (f) taken or caused to be taken any other action in connection with the business of the Company, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have established and maintains policies and procedures designed to reasonably promote compliance with Anti-Corruption Laws. Within the previous five (5) years, neither the Company, any Subsidiary of the Company, any director or officer of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any employee, representative, agent, consultant, or any other person (in each case, acting for or on behalf of the Company, a Subsidiary of the Company) has done any unlawful business, directly or indirectly, with or in the Crimea Region of Ukraine, Cuba, Iran, Syria, or North Korea, or the government of Venezuela or with any other Person with whom business or any other dealing is restricted or prohibited for a U.S. entity by U.S. economic sanctions, U.S. export controls, or other U.S. trade controls.

Section 2.14 Governmental Authorizations. The Company and each of its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and each such Subsidiary to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Governmental Authorizations held by the Company and its Subsidiaries are, in all material respects, valid and in full force and effect. The Company and each of its Subsidiaries are, and since January 10, 2022 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have not received any written notice or other written communication from any Governmental Body threatening to revoke, restrict or suspend any Governmental Authorization, where such revocation, restriction or suspension would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 2.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by the Company or any of its Subsidiaries with any Governmental Body have been filed on or before the applicable due date (taking into account any validly obtained extensions of such due date), and all such Tax Returns are true, accurate and complete in all respects, (ii) all Taxes of the Company or any of its Subsidiaries due and payable (whether or not shown as due and owing on such Tax Returns) have been timely paid by the Company or any of its Subsidiaries, as applicable, and (iii) the Company and each of its Subsidiaries has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid by it.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no claim or deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any of its Subsidiaries and there are no disputes, audits, examinations, investigations or Legal Proceedings pending or threatened in writing regarding any Taxes or Tax Returns of the Company or any of its Subsidiaries or the assets of the Company and its Subsidiaries in each case which has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Legal Requirements and which has been disclosed to Parent and Merger Sub; (ii) there is not in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax by the Company or any of its Subsidiaries; (iii) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries, and (iv) no written claim has been made by any Governmental Body in a jurisdiction in which the Company or any of its Subsidiaries, as applicable, does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is a party to any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements made in the ordinary course of business, the primary subject matter of which is not Tax). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, or otherwise by operation of Legal Requirements.

(d) Within the past two (2) years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local law).

(f) The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company is not subject to and has no liability pursuant to Section 965 of the Code.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) pursuant to Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. income Tax Legal Requirements) a change in method of accounting made prior to the Closing Date, (ii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Legal Requirements) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) a prepaid amount received prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes, in each case, which Taxes remain unpaid.

Section 2.16 Employee Matters; Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the names or employee identification numbers of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, including such employees’ (i) title or position, (ii) start date, (iii) service reference date (if different from the start date), (iv) work location (city and state), (v) part-time vs. full-time status, (vi) exempt vs. non-exempt classification, (vii) current annualized base salary or wage rate, (viii) current target cash incentive compensation, (ix) most recent annual bonus received, (x) amount of accrued but unused vacation, (xi) sick leave entitlement and accrual, (xii) an indication of whether or not such employee is on leave of absence (and, if on leave, anticipated return date, if known) and (xiii) green card application status or other relevant immigration application status (if applicable).

(b) Section 2.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the names of all independent contractors of the Company or any of its Subsidiaries and all “leased employees” (as such term is defined in Section 414(n) of the Code) of the Company or any of its Subsidiaries as of the date of this Agreement, including (i) job position or function, (ii) work location (city and state), (iii) hourly pay rate or other compensatory arrangement, (iv) hire date, (v) regular hours per work week, (vi) term of engagement and (vii) the total amount paid by the Company and its Subsidiaries to such Person in calendar year 2024.

(c) Subject to applicable Legal Requirements, the employment of each of the Company’s employees is terminable by the Company at will. Since January 10, 2022, the Company has not, at any time, been a party to or subject to, has no duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company. Since January 10, 2022, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, material labor dispute, union organizing activity or, to the knowledge of the Company, any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, material labor dispute, union organizing activity or any similar activity or dispute. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened in writing against the Company before any Governmental Body, except for such actions, events and claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Since January 10, 2022, there has not been any allegation of sexual harassment, sexual misconduct or other unlawful harassment or discrimination against any Company Associate, or any material Legal Proceeding against the Company or any of its Subsidiaries involving allegations of sexual harassment, sexual misconduct or other unlawful harassment or discrimination. Since January 10, 2022, the Company has not entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct or other unlawful harassment or discrimination by any Company Associate.

(e) Since January 10, 2022, there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to the employment or engagement of any Company Associate, including relating to any Employee Plan. Since January 10, 2022, the Company has complied with all applicable Legal Requirements related to labor and employment, reporting to the IRS and all other Governmental Bodies, and the paying and withholding of Taxes, all contractual commitments and Legal Requirements relating to labor management, employment practices, payment of wages and hours of work, recording of hours, working during rest days, pay slips, sick leave, annual leave, leaves of absence, plant closing notification, prior notice, termination of employment, privacy rights, labor dispute, workplace safety and health, continuation coverage under group health plans, workers’ compensation, social benefits contributions, severance pay, engaging employees through services providers, collective bargaining, extension orders, work authorization, retaliation, immigration, discrimination, sexual harassment, civil rights and affirmative action matters, except any lack of compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Section 2.16(f) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Employee Plan other than any offer letter that is (x) terminable “at will” (or following a notice period not greater than the period imposed by applicable Legal Requirements) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment and (y) does not materially deviate from the Company’s standard form of offer letter as provided or made available to Parent prior to the date of this Agreement. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan (excluding for this purpose all employment agreements, offer letters, and consulting agreements that do not materially deviate from the Company’s standard form as provided or made available to Parent prior to the date of this Agreement) accurate and complete copies of the following, as relevant: (i) all plan documents and material amendments thereto (and, with respect to any unwritten material Employee Plan, a written summary of the material terms of such Employee Plan), and all related trust, insurance, annuity or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401 of the Code; (iii) the most recent annual financial statements and actuarial or other valuation reports prepared with respect thereto, and the most recent Form 5500 and all schedules thereto; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) any material non-routine, written communications with any Governmental Body regarding any Employee Plan.

(g) Neither the Company nor any of its ERISA Affiliates has during the past six (6) years sponsored, maintained, contributed to, or been required to maintain or contribute to, or has any actual or contingent liability under (i) a plan subject to Section 302 or Title IV of ERISA or Code Section 412 or 430, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) from the IRS, as to its qualified status under the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plan. Each of the Employee Plans is now and has been established, maintained, funded, administered and operated in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code, and to the knowledge of the Company, nothing has occurred and no condition exists with respect to any Employee Plan that would reasonably be expected to result in a material Tax, penalty or other liability or obligation of the Company, including with respect to Code Sections 4980B, 4980D or 4980H.

(i) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Employee Plan provides for, has any present or future obligation to provide, or has any current or contingent liability in respect of, any post-employment or retirement health, medical or welfare benefits to or make any payment to, or with respect to, any Company Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or Employee Plan.

(j) Since January 10, 2022, all individuals who perform or have performed services for the Company have been properly classified under applicable Legal Requirements as (i) employees or independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 and applicable state laws), and no such individual has been improperly included or excluded from any Employee Plan, except for non-compliance or exclusions which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the Company has not received notice of any pending or, to the knowledge of the Company, threatened inquiry or audit from any Governmental Body concerning any such classifications.

(k) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) No Employee Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(m) Except as provided in Section 1.8(a) and Section 5.5, neither the execution by the Company of this Agreement nor the consummation of the Transactions (either alone or in combination with other events or circumstances, including any termination of employment on or following the Closing) will (i) result in any payment or benefit becoming due to any Company Associate or under any Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any Company Associate under any Employee Plan, (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding, of any compensation or benefits to any Company Associate or trigger any other obligation under any Employee Plan, (iv) result in any breach or violation of or default under or limit the right to modify, amend or terminate any Employee Plan (except any limitations imposed by applicable Legal Requirements, if any), or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(n) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to any Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) are pending, or, to the knowledge of the Company, threatened against any Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan with respect to the operation thereof, and (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceeding.

Section 2.17 Environmental Matters. Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 10, 2022 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the Company’s knowledge, the Leased Real Property; (c) neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally binding agreement, Order or settlement involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws; (d) to the knowledge of the Company: (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any of its Subsidiaries at levels in excess of applicable permissible exposure levels; and (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law; and (e) neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

Section 2.18 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. The Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, are valid and enforceable, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. There is no claim pending under any of the Company’s or any of its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwrites of such policies, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 2.19 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) There is no Order to which the Company or any of its Subsidiaries is subject that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) To the Company’s knowledge, no investigation or review by any Governmental Body with respect to the Company is pending or is being threatened, other than any investigations or reviews that that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 2.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and the CVR Agreement and (subject, with respect to the Merger, to the receipt of the Company Stockholder Approval) to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and, assuming the representations and warranties set forth in Section 3.8 are true and correct, the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (subject, with respect to the Merger, to the receipt of the Company Stockholder Approval). The Company Board (at a meeting duly called and held, at which all directors of the Company were present and voting in favor) has unanimously approved the Company Board Recommendation, which resolutions constituting the Company Board Recommendation, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies ((i) and (ii), the “Enforceability Exceptions”). The only vote of holders of any class or series of shares of capital stock of the Company necessary to adopt this Agreement and approve the Merger is the adoption of this Agreement and approval of the Merger by the holders of a majority of the Shares issued and outstanding and entitled to vote thereon at the Stockholders Meeting (the “Company Stockholder Approval”). No other vote of the holders of shares of capital stock of any class or series of the Company is necessary to authorize or adopt this Agreement and to consummate the Transactions.

Section 2.21 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 3.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement, the CVR Agreement and the Voting and Support Agreement and to the consummation of the Merger and the other Transactions. To the knowledge of the Company, no other Takeover Law applies or will apply to this Agreement, the CVR Agreement and the Voting and Support Agreement or to the consummation of the Merger and the other Transactions.

Section 2.22 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of the SEC and Nasdaq, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (b) cause a violation by the Company of any Legal Requirement or Order applicable to the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is subject; (c) conflict with, result in breach by the Company or any of its Subsidiaries of, constitute a default (with or without notice or lapse of time), give rise to a right of termination, modification or acceleration, or require any Consent under, any Company Contract or result in the loss of a material benefit under any such Company Contract; or (d) result in the creation of any Encumbrance

(other than any Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (b), (c) and (d), for such violations that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of the SEC and Nasdaq, the Company and its Subsidiaries are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by the Company of the Merger or the other Transactions, except those filings, notifications, approvals, notices or Consents the failure of which to make, obtain or receive has not had, and would not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.23 Opinions of Financial Advisors. The Company Board (in such capacity) has received the oral opinion of Centerview Partners LLC(“Centerview”), to be confirmed by delivery of a written opinion, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion as set forth therein, the Merger Consideration to be paid to the holders of Shares (other than (i) any Shares held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury), (ii) any Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent, (iii) any Dissenting Shares, and any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall provide a copy of such written opinion to Parent solely for informational purposes only promptly following receipt thereof by the Company.

Section 2.24 Financial Advisors. Except for (i) Centerview and (ii) as otherwise set forth in Section 2.24 of the Company Disclosure Schedule, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. Section 2.24 of the Company Disclosure Schedule sets forth a true and complete list of all third party advisor fees and commissions payable by the Company or any of its Subsidiaries in connection with this Agreement, the Merger or the other Transactions. The Company has made available to Parent a true and complete copy of any engagement letter or other Contract pursuant to which fees or commissions will be triggered in connection with the execution of this Agreement or the consummation of the Transactions between the Company or any of its Subsidiaries, on the one hand, and each of Centerview, Goodwin Procter LLP and any other third party advisor as set forth in Section 2.24 of the Company Disclosure Schedule, on the other hand, in each case relating to this Agreement, the Merger or the other Transactions.

Section 2.25 Other Regulatory Matters. The Company is not a “TID U.S. Business” as that term is defined in 31 C.F.R. Section 800.248.

Section 2.26 Acknowledgement by the Company. The Company is not relying and the Company has not relied on any representations or warranties by Parent or Merger Sub whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV or in the certificate delivered pursuant to Section 6.3(c). Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1 Due Organization. Parent is a société anonyme validly existing and in good standing (to the extent the concept of “good standing” is applicable) under the applicable laws of Republic of France and Merger Sub is a corporation duly organized, validly existing and in good standing under the applicable laws of Delaware, and each of Parent and Merger Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the company power and authority to execute and deliver and perform their obligations under this Agreement (and in the case of Parent, the CVR Agreement) and (subject, with respect to the Merger, to the adoption of this Agreement by the sole stockholder of the Merger Sub) to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement (and in the case of Parent, the CVR Agreement) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and their respective boards of directors (subject, with respect to the Merger, to the adoption of this Agreement by the sole stockholder of the Merger Sub). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. Upon Parent’s execution and delivery of the CVR Agreement, and assuming due authorization, execution and delivery by Rights Agent of the CVR Agreement, the CVR Agreement shall constitute the legal, valid and binding obligation of Parent, and be enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of the SEC and Nasdaq, the execution, delivery and performance of this Agreement by Parent and Merger Sub, the execution, delivery and performance of the CVR Agreement by Parent and the consummation by Parent and Merger Sub of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement or Order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach by Parent or Merger Sub of, constitute a default on the part of Parent or Merger Sub under, or require any Consent under, any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act, state takeover laws, the DGCL or the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of the SEC and Nasdaq, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution, delivery and performance of this Agreement or the CVR Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions.

Section 3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the time that the Proxy Statement or such supplement or amendment thereto is filed with the SEC, mailed, distributed or disseminated to the Company’s stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto based upon information supplied by the Company or any of its Representatives on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 3.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7 Funds. Parent has, and will at the Closing have, cash resources in immediately available funds and in an amount sufficient to consummate the Transactions.

Section 3.8 Ownership of Company Stock. Except for 537,634 shares of Series A Preferred Stock held by Parent or its Affiliates, as of the date of this Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” of the Company (as defined in Section 203(c) of the DGCL) subject to the restrictions on “business combinations” (as defined in Section 203(c) of the DGCL) under Section 203 of the DGCL.

Section 3.9 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II, as qualified by the Company Disclosure Schedule, or in the certificate delivered pursuant to Section 6.2(d). Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or the certificate delivered pursuant to Section 6.2(d). Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or the certificate delivered pursuant to Section 6.2(d).

Section 3.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

ARTICLE IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1 Access to Information.

(a) During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Representatives to: provide Parent and Parent’s Representatives with reasonable access, during normal business hours of the Company, to the Company’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and provide copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in each case, to the extent reasonably requested by Parent and its Representatives for reasonable business purposes; provided, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing.

(b) Nothing herein shall require the Company to disclose or provide access to any information that could be detrimental to the Company’s business or operations or if such disclosure could, in its reasonable discretion after discussion with outside counsel (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this

Agreement (including any confidentiality agreement to which the Company or its Subsidiaries area party) (so long as the Company uses its commercially reasonable efforts to communicate the applicable information to Parent in a way that would not contravene any Legal Requirement or binding agreement, as applicable); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.

(c) All requests for information made pursuant to this Section 4.1 shall be directed to the Persons listed on Section 4.1(c) of the Company Disclosure Schedule.

Section 4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (x) as required or otherwise expressly contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses in all material respects in the ordinary course and in compliance in all material respects with all applicable Legal Requirements, (ii) use commercially reasonable efforts to preserve intact in all material respects the material components of the Company’s and each such Subsidiary’s current business organization, including keeping available the services of current officers and key employees and (iii) use commercially reasonable efforts to maintain its relations and goodwill with all material suppliers, material customers, Governmental Bodies and other material business partners, provided, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this Section 4.2(a) unless such action would constitute a breach of such other provision.

(b) During the Pre-Closing Period, except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Share), or any rights, warrants or options to acquire any shares of its capital stock, other than in connection with withholding to satisfy the exercise price of any Company Options and/or Tax obligations with respect to Company Equity Awards, in each case, outstanding as of the date of this Agreement pursuant to the terms of any such Company Equity Award (as in effect on the date of this Agreement);

(ii) split, exchange, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company or any of its Subsidiaries of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (except on the exercise of Company Options or settlement of Company RSUs, in each case, outstanding as of the date of this Agreement or pursuant to purchase rights under the ESPP, in each case, in accordance with the terms of such Company Options, Company RSUs and the ESPP as in effect on the date of this Agreement);

(iv) except as otherwise required by any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, terminate or amend any Employee Plan or collective bargaining agreement or other labor union contract, or any plan, program, policy, practice, agreement or other arrangement that would be an Employee Plan if it had been in existence on the date of this Agreement, other than offer letters entered into with newly hired Company Associates as permitted pursuant to Section 4.2(b)(v)(A) in the ordinary course of business consistent with past practice on the Company’s standard form of offer letter as provided or made available to Parent prior to the date of this Agreement for any Company Associate with an annual base salary or base wage rate of less than $175,000 that are terminable “at will” (or following a notice period not greater than the period imposed by applicable Legal Requirements) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment, except that such offer letters shall not grant, or promise to grant, Company Equity Awards or any other equity interests or securities in the Company or any of its Subsidiaries, (B) amend or waive any of its rights under any provision of any Employee Plan, (C) take any action to accelerate the vesting, funding or payment of, any compensation or benefit under, any provision of any Employee Plan, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan (or any plan, program, policy, practice, agreement or other arrangement that would be an Employee Plan if it had been in existence on the date of this Agreement), (E) grant any loan to, increase the compensation or other benefits of, or pay any bonus to, any Company Associate, other than increases to annual base salaries or base wage rates in the ordinary course of business consistent with past practice for any Company Associate with an annual base salary or base wage rate that is less than $175,000, (F) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to any Company Associate, or (G) take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign law;

(v) (A) terminate (other than for cause, as determined by the Company in the ordinary course of business) or layoff (or give notice of any such actions to) any Company Associate, other than in the ordinary course of business with respect to any Company Associate with an annual base salary or base wage rate that is less than $175,000, (B) hire or make an offer to hire any employee, other than an employee hired in the ordinary course of business with an annual base salary or base wage rate that is less than $175,000 in a research and development role consistent with the Company’s 2025 hiring plan as set forth in Section 4.2(b)(v) of the Company Disclosure Schedule or (C) engage any individual independent contractor or enter into a consulting agreement, other than the engagement of an individual independent contractor on an at-will basis or pursuant to a consulting agreement that is terminable at will or upon no more than thirty (30) days’ notice with no liability (other than any liability for fees owed for services rendered prior to the date of such termination);

(vi) alter, amend, modify or repeal or permit the adoption of any alteration, amendment, modification or repeal of its or any of its Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents or any provision thereof;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure other than any capital expenditure that (A) is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter;

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, cancel, abandon, waive, relinquish or fail to renew, permit to lapse (other than any Intellectual Property Right expiring at the end of its statutory term for which an extension or renewal cannot be obtained), fail to diligently prosecute or use reasonable best efforts to enforce, transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Company IP or other material Intellectual Property Rights (except, in the case of any of the foregoing (A) in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful for the conduct of the business of the Company and (C) as provided for in Section 4.2(b)(viii));

(x) make any submissions or filings, or submit any other material correspondence, to the U.S. Patent and Trademark Office or any non-U.S. equivalent related to any Patent included in the Company Registered Owned IP or Company Registered Licensed IP for which the Company has responsibility for prosecution and maintenance activities, in each case, without providing Parent an opportunity to review and comment on such submissions, filings or other correspondence and using good faith efforts to incorporate Parent’s reasonable comments that are received in a timely fashion;

(xi) make any written claims to any Governmental Body or third party alleging that a third party has been, is, or would be infringing, misappropriating, or otherwise violating any Company IP, including sending any letter or other written communication asserting such infringement, misappropriation or violation or threatening litigation, or offering that such third party obtain a license to any Company IP, in each case, without cooperating with Parent and providing Parent a reasonable opportunity to review and comment on such written communication, and giving good faith consideration to incorporate any of Parent’s reasonable and prompt comments;

(xii) receive, collect, compile, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in violation in any material respect of any (i) applicable Privacy Laws, (ii) privacy policies or notices of the Company or any of its Subsidiaries, or (iii) contractual obligations of the Company or any of its Subsidiaries with respect to any Personal Information;

(xiii) (A) lend money or make capital contributions or advances to, or material investments in, any Person (other than between the Company and its wholly owned Subsidiaries), or (B) incur or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business);

(xiv) (A) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract, other than (1) renewals in the ordinary course of business or (2) amendments that are not adverse to the Company or its Subsidiaries or (B) enter into any Material Contract, other than Material Contracts described in Section 2.9(a)(ii) or Section 2.9(a)(x) entered into in the ordinary course of business so long as the subject matter of such Contracts is not otherwise restricted by other subsections of this Section 4.2(b); but also provided that this Section 4.2(b)(xiv) shall not restrict any action that is expressly permitted by any other clause of this Section 4.2(b); provided, further, that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be permitted to enter into or renew (other than automatic renewals that do not require any action of the parties thereto) any Material Contract (including a Material Contract described in Section 2.9(a)(ii) or Section 2.9(a)(x)) containing terms described in Section 2.9(a)(i), (viii), (xii), (xiv), (xix) and (xx);

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $250,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (A) are not more than $250,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (C) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Balance Sheet;

(xvii) purchase or otherwise acquire any real property;

(xviii) make any material changes in financial accounting methods, principles or practices, except as required (A) by GAAP, (B) by Regulation S-X under the Securities Act, or (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xix) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xx) adopt or implement any stockholder rights plan or similar arrangement;

(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xxii) enter into any new material line of business (it being understood that commencement of preclinical or clinical studies in compliance with Section 4.2(b)(xxiii) shall not be deemed to constitute a new line of business) or enter into any Contract that materially limits or otherwise materially restricts the Company or its Affiliates (including following the Effective Time, Parent and its Affiliates (other than, in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts)) following the Closing, from engaging or competing in any line of business or in any geographic area or otherwise imposes material restrictions on the Company’s assets, operations or business;

(xxiii) (A) commence any clinical study of which Parent has not been informed prior to the date of this Agreement, (B) unless mandated by any regulatory authority or Governmental Body, discontinue, terminate or suspend any ongoing clinical study or (C) except as required by applicable Legal Requirement, as determined in good faith by the Company, discontinue, terminate or suspend any ongoing IND-enabling preclinical study, in each case with respect to clauses (A) through (C), without first consulting with Parent in good faith;

(xxiv) (A) make, change or rescind any material Tax election; (B) settle or compromise any material Tax claim, audit, assessment or dispute; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return; (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business); (F) surrender any claim for a material refund of Taxes; or (G) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements) with any Governmental Body;

(xxv) incur, create, assume or otherwise become liable or responsible for any advisor fee or commission in connection with this Agreement, the Merger or other Transactions (including with respect to any analysis undertaken in connection with Sections 280G and 4999 of the Code) to any Person not listed on Section 2.24 of the Company Disclosure Schedule or in excess of the amounts set forth on Section 2.24 of the Company Disclosure Schedule; or

(xxvi) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxv) of this Section 4.2(b).

Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Agreement.

(b) The Company and its Representatives shall immediately cease any direct or indirect solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and, except as permitted by this Section 4.3, the Company shall not, and shall cause its Affiliates and its and their respective directors and officers not to, and shall direct its other Representatives not to, (i) continue any direct or indirect solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, (ii) directly or indirectly (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless, in the case of this clause (iii), the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements or (iv) resolve to do, or agree or announce an intention to do, any of the foregoing under the preceding clause (i) through (iii). As soon as reasonably practicable after the execution of this Agreement (any in any event within twenty-four (24) hours), the Company shall (1) deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last 180 days requesting the prompt return or destruction of all confidential information previously furnished to any Person and (2) discontinue any electronic or physical data room access granted to any such Person.

(c) If at any time on or after the date of this Agreement and prior to the receipt of the Company Stockholder Approval the Company or any of its Representatives receives a written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a breach in any material respect of this Section 4.3 or Section 5.1, (x) the Company and its Representatives may contact such person or group of Persons solely to clarify the terms and conditions thereof or inform such Person or group of Persons of the terms of this Section 4.3 and (y) if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and (ii) the failure to take any such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall substantially concurrently provide to Parent any non-public information concerning the Company that is provided to any such Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with respect to such Acquisition Proposal with the Person or group of Persons making such Acquisition Proposal.

(d) The Company shall (i) promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) promptly (and in any event within thirty-six (36) hours) provide Parent with unredacted copies of (1) any Acquisition Proposal and any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto and (2) all other documents proposing any financial or other material terms of such Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a prompt basis (and in any event within thirty-six (36) hours) and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.1(b) (it being understood and agreed that any such communication that expressly reaffirms the Company Board Recommendation shall be deemed not to be a Company Adverse Change Recommendation).

(f) The Company agrees that in the event any Representative of the Company (acting on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3, the Company shall be deemed to be in breach of this Section 4.3.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Company Board Recommendation.

(a) The Company hereby represents, as of the date of this Agreement, that the Company Board, at a meeting duly called and held, has unanimously made the Company Board Recommendation. Subject in each case to Section 5.1(b), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (any action described in clause (i) or (ii) being referred to as a “Company Adverse Change Recommendation”), (iii) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or (iv) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any letter of intent, agreement in principle, acquisition agreement or other Contract (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal requiring, or reasonably expected to require or cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

(b) At any time prior to the receipt of the Company Stockholder Approval:

(i) if the Company has received a written Acquisition Proposal (which Acquisition Proposal did not result from a breach in any material respect of Section 4.3) from any Person that has not been withdrawn, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, in the case of each of clause (A) and (B), if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal is a Superior Offer, and the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and provided to Parent the latest draft of any documentation with respect to such Acquisition Proposal, (y) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (z) after considering the results of any such negotiations and giving effect to any proposals made in writing by Parent, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 5.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) of such proposal shall be deemed a material amendment), which shall require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days, during which time the Company and its Representatives shall again comply with clause (3) above; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) a Change in Circumstance has occurred, (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (C) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation; and (D) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to any proposals made in writing by Parent, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days, during which time the Company and its Representatives shall again comply with clause (3) above.

Section 5.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement and subject to Section 5.2(b), each of the Parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the defending or contesting of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any of the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, (iii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall (and Parent’s obligations to use reasonable best efforts shall not) require, or be construed to require, Parent or any of its Affiliates to (and the Company and its Subsidiaries shall not, unless otherwise directed in writing by Parent, in which case the Company and its Subsidiaries shall) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets, or the imposition of any limitation or regulation on the ability to freely conduct the business of, (i) the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole (it being acknowledged and agreed that any sale, divestiture, license or other disposition or holding separate of the Company Product designated as VG-3927 shall be considered material to the Company and its Subsidiaries) or (ii) Parent, Merger Sub or any of their respective Affiliates (any of the foregoing, a “Burdensome Condition”). Prior to Closing, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or business or division thereof, or otherwise acquire or agree to acquire any pharmaceutical product or compound that binds to TREM2, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (x) materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body that constitute a condition to Closing under Section 6.1(c) or (y) materially increase the risk of any Governmental Body entering an Order prohibiting the consummation of the Merger. Nothing in this Agreement shall require the Company or any of its Subsidiaries to take, or agree to take, any of the actions that would constitute a Burdensome Condition that is not conditioned on the Closing.

(c) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to) (i) as promptly as reasonably practicable and advisable, but in no event later than fifteen (15) business days after the date hereof (unless Parent and the Company agree to a later date), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d) Without limiting the generality of anything contained in this Section 5.2, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction or withholding of documents as necessary (A) to comply with contractual arrangements, (B) to remove references to valuation of the Company and (C) to protect confidential and competitively sensitive information, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body and to the extent practicable, permit authorized Representatives of the other Parties to be present at each meeting and telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable and advisable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Merger Sub shall pay all filing fees under the HSR Act and for any filings under foreign Antitrust Laws.

(e) Parent shall determine and have the principal authority to devise and implement the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in joint meetings with any Governmental Body in connection with obtaining any necessary antitrust or competition clearances; provided, that Parent and the Company shall consult in advance with each other and in good faith take each other’s views into account prior to (i) taking any material substantive position in any written submissions or, to the extent practicable, discussions with Governmental Bodies, including under the HSR Act or (ii) pulling and refiling any filing made under the HSR Act. Notwithstanding the foregoing, neither Parent nor the Company shall commit to or agree with any Governmental Body to not consummate the Merger for any period of time, or to stay or toll any applicable waiting period under the HSR Act or other applicable Antitrust Law, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(f) Subject to Section 5.2(d) and (e), the Company shall consult with Parent prior to taking any material substantive position with respect to the filings under the HSR Act or required by any other Governmental Body.

Section 5.3 Proxy Statement. The Company shall, as soon as practicable, and in any event within fifteen (15) business days after the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.1(b), include the Company Board Recommendation. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement and any amendment or supplement thereto before the Proxy Statement or such amendment or supplement is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company will notify Parent promptly (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders Meeting as promptly as practicable after the date of this Agreement, and in no event more than three (3) business days following the earlier of (a) confirmation from the SEC, orally or in writing, that it will not review, or that it has completed its review of, the Proxy Statement or (b) expiration of the ten (10)-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act if the SEC has not informed the Company during such period that it intends to review the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review any such responses to any comments by the SEC and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent shall reasonably assist and cooperate with the Company in connection with any of the actions contemplated by this Section 5.3, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. If at any time prior to the Stockholders Meeting any information relating to any Party hereto or any of its Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the Company and to the extent required by applicable Legal Requirement or the SEC or its staff, disseminated to the Company’s stockholders.

Section 5.4 Stockholders Meeting. Subject to the other provisions of this Agreement, the Company shall take all actions necessary in accordance with the DGCL and the Company’s certificate of incorporation and bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Stockholders Meeting”) as promptly as practicable, including by conducting “broker searches” and providing notifications to the stock exchange in a timely manner that does not delay the Stockholders Meeting. Without limiting the foregoing, without Parent’s prior written consent, the date of the Stockholders Meeting shall not be scheduled for a date that is more than thirty-five (35) days following the initial mailing of the definitive Proxy Statement. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the Merger shall be the only matter (other than matters of procedure, including adjournment or postponement thereof, and matters required by Legal Requirements to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and the approval of the Merger) that the Company shall propose to be acted on by Company’s stockholders at the Stockholders Meeting. Unless there has been a Company Adverse Change Recommendation in accordance with Section 5.1(b), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval (it being understood that no Company Adverse Change Recommendation shall relieve the Company of its obligations to establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting in accordance with this Section 5.4). The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the mailing of the definitive Proxy Statement. The Company shall not adjourn or postpone the Stockholders Meeting without the prior written consent of Parent, provided that the Company shall postpone or adjourn the Stockholders Meeting (a) if required to allow additional solicitation of votes in order to obtain the Company Stockholder Approval or if there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders Meeting to constitute a quorum at the Stockholders Meeting (provided that, without the prior written consent of Parent, all such postponements and adjournments under this clause (a) may not be individually to a date that is later than ten (10) business days following the originally scheduled date of the Stockholders Meeting or any prior adjournment thereof and cumulatively to a date that is later than the earlier of (i) forty-five (45) days following the originally scheduled date of the Stockholders Meeting and (ii) the date that is three (3) business days prior to the End Date); or (b) if the Company is required to postpone or adjourn the Stockholders Meeting by a specific Order or a specific request from the SEC or its staff (provided that, without the prior written consent of Parent, each such postponement or adjournment under this clause (b) may be for no more than the amount of time specified in such Order or request). In no event shall the record date of the Stockholders Meeting be changed without Parent’s prior written consent.

Section 5.5 Company Equity Awards.

(a) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Equity Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unvested Company Equity Award then outstanding so that each such Company Equity Award shall be fully vested and exercisable (as applicable) effective as of immediately prior to, and contingent upon, the Effective Time in accordance with Section 1.8, (ii) terminate each Company Equity Plan (except as otherwise agreed by Parent) effective as of and contingent upon the Effective Time, (iii) following the vesting acceleration described in clause (i) above, cause, as of the Effective Time, each unexpired and unexercised Company Option and each unexpired Company RSU then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Equity Award may be granted except, with respect to any such plan, as otherwise agreed by Parent) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 1.8, and (iv) ensure that on or after the Effective Time no further Company Equity Awards or other rights with respect to Shares shall be outstanding under the Company Equity Plans.

(b) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all necessary actions, including obtaining any necessary determinations or resolutions of the Company Board (or a committee thereof), as may be necessary or required under the ESPP and applicable Legal Requirements, to (i) ensure that no offering period under the ESPP will be authorized or commenced on or after the date of this Agreement; and (ii) ensure that no further rights are granted under the ESPP after the Effective Time. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Transactions), the Company shall terminate the ESPP.

Section 5.6 Employee Benefits. For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) a base salary (or base wages, as the case may be) and a target annual cash incentive compensation opportunity that are, for each component, no less favorable than the base salary (or base wages, as the case may be) and target annual cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Effective Time, and broad-based employee benefits (excluding equity and equity-based awards (including with respect to the ESPP), severance (which is covered by Section 5.6(a)), defined benefit pension benefits, retiree medical benefits and nonqualified deferred compensation, retention, transaction and change in control plans, programs, perquisites and arrangements) that are substantially comparable in the aggregate to the benefits (excluding equity and equity-based awards (including with respect to the ESPP), severance (which is covered by Section 5.6(a)), defined benefit pension benefits, retiree medical benefits and nonqualified deferred compensation, retention, transaction and change in control plans, programs, perquisites and arrangements) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the foregoing:

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each Continuing Employee who suffers a termination of employment under circumstances that would have given the Continuing Employee a right to severance payments and benefits under any Employee Plan set forth on Section 5.6(a) of the Company Disclosure Schedule and in effect immediately prior to the Closing Date with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee under such applicable Employee Plan.

(b) Each Continuing Employee shall be given service credit for purposes of (i) eligibility to participate and eligibility for vesting (excluding Parent’s Post-65 Retiree Medical benefits that were eliminated for new hires as of January 1, 2020, and any Parent subsidies such as retiree medical benefits), and (ii) only under Parent’s and/or Surviving Corporation’s vacation, sick and/or PTO policies, levels of benefits, in each case under Parent’s and/or the Surviving Corporation’s employee benefit plans and arrangements to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date; provided, that the foregoing shall not result in the duplication of benefits under any such employee benefit plans and arrangements or under any defined benefit pension plan.

(c) Parent shall (i) use reasonable best efforts to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar Employee Plan in which such employees participated immediately prior to the Effective Time and (ii) use reasonable best efforts to ensure that any health or welfare benefit plan of Parent and/or the Surviving Corporation shall, for purposes of deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees for amounts paid prior to the Effective Time for the calendar year in which the Effective Time occurs to the same extent that such amounts paid were recognized immediately prior to the Effective Time under the corresponding Employee Plan, in each case, to the extent that Parent receives the information reasonably necessary to implement such actions.

(d) Effective as of no later than the day immediately preceding the Closing Date, if requested by Parent in writing at least ten (10) business days prior to the Closing Date, the Company shall cause the Vigil Neuroscience, Inc. 401(k) Plan (the “401(k) Plan”) to be terminated. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and the Company shall have taken all steps necessary to terminate the 401(k) Plan as Parent may reasonably require. To the extent that the 401(k) Plan is terminated pursuant to Parent’s request, Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or the Surviving Corporation as soon as reasonably practicable following the Closing Date, and Parent or the Surviving Corporation shall use reasonable best efforts to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or the Surviving Corporation with respect to each such Continuing Employee.

(e) Prior to making any material written or broad-based oral communications to any current or former directors, employees or other natural person service providers of the Company or any of its Subsidiaries pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent, the Surviving Corporation or any Subsidiary or affiliate thereof following the Closing, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith; provided that the Company shall not be required to share any such communication if such communication merely refers such persons to the terms of this Agreement.

(f) The provisions of this Section 5.6 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.6 (i) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program agreement or arrangement (including any Employee Plan) for purposes of ERISA or otherwise, (ii) prohibits Parent, the Surviving Corporation or any Subsidiary or affiliate thereof from amending or terminating any employee benefit or compensation plan, program agreement or arrangement (including any Employee Plan) in accordance with its terms or (iii) confers on any Person, including any current or former director, employee or other individual service provider or any other individual associated therewith or participant in any employee benefit or compensation plan, program agreement or arrangement (including any Employee Plan) any third-party beneficiary rights under this Agreement or the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or other individual service provider of the Company or any of its Subsidiaries any right to continue in the employ or service of the Company, Surviving Corporation, Parent or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Company, Surviving Corporation, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or other individual service provider of the Company or any of its Subsidiaries at any time for any reason whatsoever, with or without cause.

Section 5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring at or prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries, and Parent shall cause the Surviving Corporation and its Subsidiaries to so observe, to the fullest extent available under Delaware or other applicable Legal Requirements from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 5.7(a) and the rights provided under this Section 5.7(a) until disposition of such claim.

(b) From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as a current or former officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, amounts paid in settlement, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such

Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time, or arising out of or pertaining to such Indemnified Person’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan) and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Any claim made pursuant to this Section 5.7(b) within such six (6)-year period shall continue to be subject to this Section 5.7(b) and the rights provided under this Section 5.7(b) until disposition of such claim. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.7(b), subject to the execution by such Indemnified Persons of written undertakings in favor of Parent and the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.7(b). Such undertaking shall be unsecured, made without reference to the Indemnified Person’s ability to repay such advances or ultimate entitlement to indemnification and no other form of indemnification shall be required. Without otherwise limiting the Indemnified Persons’ rights with regards to counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Goodwin Procter LLP, or such other counsel selected by the Indemnified Persons. If Parent or the Surviving Corporation fails to comply with their obligations in this Section 5.7(b) and an Indemnified Person commences a suit which results in a determination that the Company or the Surviving Corporation failed to comply with such obligation, the Company and the Surviving Corporation shall pay such Indemnified Person his or her costs and expenses (including reasonable fees and expenses of legal counsel) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing directors’ and officers’ liability insurance coverage maintained by the Company as of the date of this Agreement (an accurate summary of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing coverage with respect to their acts and omissions occurring at or prior to the Effective Time, on terms with respect to coverage, deductibles and amounts no less favorable than the existing coverage. At or prior to the Effective Time, the Company shall purchase a six (6)-year “tail” policy for the existing coverage effective as of the Effective Time, and once such tail policy has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.7(c); provided, that in no event shall the Parent or the Surviving Corporation, or the Company, as the case may be, be required to expend in respect of such coverage in excess of 300 % of the annual premium most recently paid by the Company with respect to such current coverage, it being understood that if the amount payable for such insurance coverage exceeds 300% of the annual premium most recently paid by the Company with respect to such current policy, Parent shall be obligated to cause the Surviving Corporation, or the Company, as the case may be, obtain tail coverage with the greatest coverage available for a cost equal to such amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the tail policy in full force and effect for its full term, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.7.

(e) The provisions of this Section 5.7 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.7 may not be amended, altered or repealed in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.8 Securityholder Litigation. The Company shall promptly notify Parent of any litigation against the Company and/or its directors or officers relating to the Transactions. The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors and/or officers relating to the Transactions; provided, that the Company shall give Parent the right to participate in, and review and comment on all material filings or responses to be made by the Company in connection with, such litigation, and the right to consult on any settlement or mooting disclosure with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement or mooting disclosure shall be offered or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent any such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company. Without otherwise limiting the Indemnified Persons’ rights with regard to the right to counsel as described in Section 5.7 following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Persons prior to the Effective Time to defend any Securityholder Litigation relating to the Company.

Section 5.9 Additional Agreements. Without limitation or contravention of the provisions of Section 5.2 or Section 5.8, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions (it being understood that any undertakings relating to Antitrust Laws are exclusively dealt with in Section 5.2). Without limiting the generality of the foregoing and subject to the terms and conditions of this Agreement, each Party to this Agreement shall (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Transactions pursuant to any applicable Legal Requirements or Material Contract set forth on Section 5.9(a) of the Company Disclosure Schedule, (b) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract set forth on Section 5.9(a) of the Company Disclosure Schedule by such Party in connection with the Transactions (provided, that notwithstanding anything to the contrary set forth in this Agreement, no Party shall have any obligation to make any payment or incur any liability to obtain any such Consents contemplated by this Section 5.9, and, except as expressly set forth in Article VI, the failure to receive any such Consent shall not be taken into account with respect to whether any condition to the consummation of the Merger set forth in Article VI shall have been satisfied). The Company shall deliver to Parent as promptly as reasonably practicable a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. This Section 5.9 shall not apply to approval under Antitrust Laws, which are the subject of Section 5.2, or to any litigation against the Company and/or its directors or officers relating to the Transactions, which shall be the subject of Section 5.8. In furtherance of the foregoing, the Company shall, during the Pre-Closing Period, take the actions set forth in Section 5.9 of the Company Disclosure Schedule.

Section 5.10 Disclosure. The initial press releases relating to this Agreement issued by each of the Company and Parent shall be in the form reviewed and approved by the other, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation, and neither Party shall be required by this Section 5.10 to consult with or seek consent from the other Party relating to any dispute between the Parties relating to this Agreement.

Section 5.11 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give notice to Parent as promptly as reasonably practicable after (and shall subsequently keep Parent informed on a reasonably current basis of any developments related to such notice) its becoming aware of (i) the receipt of any material notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, (ii) that any Legal Proceeding has been commenced or threatened in writing relating to or involving the Company or any of its Subsidiaries that relates to the consummation of the Transactions, (iii) any breach by the Company of its representations, warranties or covenants hereunder, (iv) the occurrence or existence of any other fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the End Date; provided that the delivery of any notice pursuant to this Section 5.11(b) shall not cure any breach of any representation, warranty or covenant requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party hereunder.

(c) Parent shall give notice to the Company as promptly as reasonably practicable after (and shall subsequently keep the Company informed on a reasonably current basis of any developments related to such notice) its becoming aware of (i) the receipt of any material notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, (ii) that any Legal Proceeding has been commenced or threatened in writing relating to or involving the Parent or any of its Subsidiaries that relates to the consummation of the Transactions or (iii) the occurrence or existence of any fact, event or circumstance that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the End Date.

Section 5.12 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Equity Awards and Company Warrants in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall deliver or cause to be delivered a written consent of the sole stockholder of Merger Sub adopting this Agreement.

Section 5.14 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under Legal Requirements, by the Party entitled to the benefit of such condition), as of the Effective Time, of each of the following conditions (it being understood that any condition relating to the absence of a Burdensome Condition shall be solely to the benefit of Parent and Merger Sub and may be asserted only by, or waived only by, Parent in its sole discretion):

(a) The Company Stockholder Approval shall have been duly obtained at the Stockholders Meeting (or any adjournment or postponement thereof).

(b) There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger or which imposes a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept), nor shall any Legal Requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the consummation of the Merger or which imposes a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept).

(c) (i) Any waiting period (or any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept) and there shall not be in effect any voluntary agreement between Parent and the Company, on the one hand, and the FTC or the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the Merger and (ii) the approvals, clearances, consents or expiration of waiting or notification periods set forth on Section 6.1(c) of the Company Disclosure Schedule shall have been obtained as described in Section 6.1(c) of the Company Disclosure Schedule, in each case, without the imposition of a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept).

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver, if permissible under Legal Requirements, by Parent and Merger Sub) as of the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 2.1 (Due Organization; Subsidiaries, Etc.), Section 2.3 (Capitalization) (other than Section 2.3(a) and the first sentence of Section 2.3(c)), Section 2.20 (Authority; Binding Nature of Agreement), Section 2.23 (Opinions of Financial Advisor), Section 2.24 (Financial Advisors) and Section 2.25 (Other Regulatory Matters) (A) that are not qualified by the words “materially” or “material” or any qualifications based on the term “Material Adverse Effect” shall have been accurate in all material respects on and as of the date of this Agreement and shall be accurate in all material respects on and as of the Closing Date as if made on and as of such date and (B) that are qualified by the words “materially” or “material” or any qualifications based on the term “Material Adverse Effect” shall have been accurate in all respects on and as of the date of this Agreement and shall be accurate in all respects on and as of the Closing Date as if made on and as of such date (it being understood, in each case, that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (i)) only as of such date); (ii) the representations and warranties of the Company set forth in Section 2.5(a) (Absence of Changes) shall have been accurate in all respects on and as of the date of this Agreement and shall be accurate in all respects on and as of the Closing Date as if made on and as of such date (in each case with respect to the time period covered therein); (iii) the representations and warranties of the Company set forth in Section 2.3(a) and the first sentence of Section 2.3(c) (Capitalization) shall have been accurate in all respects on and as of the date of this Agreement and shall be accurate in all respects on and as of the Closing Date as if made on and as of such date, other than de minimis inaccuracies (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable de minimis standard as set forth in this clause (ii)) only as of such date); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those referred to in the foregoing clauses (i), (ii) and (iii)) shall have been accurate in all respects on and as of the date of this Agreement and shall be accurate in all respects on and as of the Closing Date as if made on and as of such date, other than inaccuracies that, individually or in the aggregate, do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) the words “materially” or “material” or qualifications based on the term “Material Adverse Effect” contained in such representations and warranties shall be disregarded (except in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (iii)) only as of such date).

(b) The Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Closing.

(c) After the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been duly satisfied.

(e) There shall not be any Legal Proceeding pending brought by a Governmental Body under any Antitrust Law challenging the Merger or seeking the outcome described in Section 6.1(b).

(f) (i) The Amgen Consent shall be in full force and effect, and no amendment, termination, breach, recission or repudiation by Amgen or the Company under or relating to the Amgen Consent shall have occurred and (ii) (A) the Exclusive License Agreement, dated July 9, 2020 (including the related Letter Agreement, dated June 29, 2021) by and between the Company and Amgen shall have been validly terminated solely with respect to the MAB Program (it being understood that such termination shall be effective immediately prior to the Closing), (B) in the event of an Amgen Wind-Down Election, the Wind-Down Activities shall have been completed (other than to the extent such Wind-Down Activities are, by their nature, automatically effective upon the Closing; provided that such Wind-Down Activities occur at the Closing) and (C) whether or not an Amgen Wind-Down Election has occurred, the transfer to Amgen of all Regulatory Filings pursuant to the terms of the Amgen Consent shall have occurred (other than to the extent such transfer is, by its nature, automatically effective upon the Closing; provided that such transfer occurs at the Closing), in each case, as provided in and in accordance with the Amgen Consent.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction (or waiver, if permissible under Legal Requirements, by the Company) as of the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.1 (Due Organization) and Section 3.3 (Authority; Binding Nature of Agreement) shall have been accurate in all material respects on and as of the date of this Agreement and shall be accurate on and as of the Closing Date as if made on and as of such date (it being understood, in each case, that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (i)) only as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 3.1 and Section 3.3) shall have been accurate on and as of the date of this Agreement and shall be accurate on and as of the Closing Date as if made as of such date, other than inaccuracies that do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect
(it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) the words “materially” or “material” or qualifications based on the term “Parent Material Adverse Effect” contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (ii)) only as of such date).

(b) Each of Parent and Merger Sub shall have complied with, or performed, in all material respects all of their respective covenants and agreements that each of them is required to comply with or perform at or prior to the Closing.

(c) The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Section 6.3(a) and (b) have been duly satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if a court of competent jurisdiction shall have issued any Order or a Governmental Body shall have promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger any Legal Requirement, in each case permanently preventing the consummation of the Merger, or making the consummation of the Merger illegal, or imposing a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept) and such Order or Legal Requirement shall have become final and nonappealable; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if such Order or Legal Requirement is primarily attributable to a to a material breach by such Party of any representation, warranty, covenant or obligation hereunder;

(c) by Parent, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) business days after Parent so requests in writing (provided, that Parent may only make such request once every thirty (30) days); or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer or at any time recommends acceptance of such tender offer or exchange offer;

(d) by either Parent or the Company if the Effective Time shall not have occurred on or prior 11:59 p.m. Eastern Time on November 21, 2025 (such date and time, the “End Date”); provided that if on the End Date one or more Specified Regulatory Condition remains unsatisfied and has not been waived, but all other conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Legal Requirement, waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied), then the End Date shall be automatically extended to 11:59 p.m. Eastern Time on February 21, 2026 (and all references to the End Date herein shall be as so extended); provided, further, that if, as of such date one or more Specified Regulatory Conditions remains unsatisfied and has not been waived, but all other conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Legal Requirement, waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied), then the End Date shall be automatically further extended to 11:59 p.m. Eastern Time on May 21, 2026 (and all references to the End Date herein shall be as so extended); provided, further, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure of the Effective Time to occur prior to the End Date is primarily attributable to a material breach by such Party of any representation, warranty, covenant or obligation hereunder;

(e) by the Company, at any time prior to the receipt of the Company Stockholder Approval, in order to accept a Superior Offer and concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided, that the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(b)(i) with respect to such Superior Offer and, concurrently with such termination, pays the fee specified in Section 7.3(b)(i);

(f) by Parent, if an inaccuracy in or breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date Parent gives the Company notice of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company, if an inaccuracy in or breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by either Parent or the Company, if the Company shall have failed to obtain the Company Stockholder Approval at the Stockholders Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement and the approval of the Merger; or

(i) by Parent, if the Effective Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on September 15, 2025 and the condition to Closing set forth in Section 6.2(f) remains unsatisfied and has not been waived by Parent.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, that (a) this Section 7.2, Section 7.3 and Article VIII (solely with respect to the foregoing Sections of this Agreement referred to in clause (a)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 7.3, the termination of this Agreement shall not relieve any Party from any liability for intentional fraud or Willful Breach (including, in the case by Parent or Merger Sub, damages, to the extent proven, based on the consideration payable to the equityholders of the Company pursuant to this Agreement). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.5(b) in lieu of terminating this Agreement pursuant to Section 7.1.

Section 7.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 7.3 and in the last sentence of Section 5.2(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c); or

(iii) (A) this Agreement is terminated pursuant to Section 7.1(d) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(d)), Section 7.1(f) or Section 7.1(h), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and shall not have publicly withdrawn such Acquisition Proposal prior to (1) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(d), the date that is two (2) business days prior to the End Date, (2) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(f), the time of the breach or failure to perform giving rise to such termination or (3) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(h), the date that is at least ten (10) days before the date on which the Stockholders Meeting is held, at which a vote is taken on the adoption of this Agreement and the approval of the Merger and (C) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (provided, that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause (i), (ii), or (iii) of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 7.3(b)(ii), within two (2) business days after such termination or (z) in the case of Section 7.3(b)(iii), within two (2) business days after the earlier of consummating or entering into the definitive agreement with respect to the Acquisition Proposal referred to in Section 7.3(b)(iii)(C); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion. As used herein, “Termination Fee” means a cash amount equal to $22,246,157. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to this Section 7.3(b), the receipt of the Termination Fee (in the circumstances in which it is due and payable), together with any amounts that may be payable to Parent pursuant to Section 7.3(f), shall not constitute a penalty but rather shall be deemed to be liquidated damages in a reasonable amount to compensate Parent for any and all losses or damages suffered or incurred by Parent, Merger Sub and the Parent Related Parties in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided, that nothing herein shall relieve the Company from liability for (or limit the damages to which Parent and Merger Sub may be entitled in the case of) intentional fraud or Willful Breach of this Agreement. Any Termination Fee paid to Parent pursuant to this Section 7.3(b) shall be offset against any award for damages given in any final and non-appealable judgment of a court of competent jurisdiction to Parent pursuant to any claim based upon intentional fraud or Willful Breach.

(c) Except in the case of intentional fraud or Willful Breach, in the event of any termination of this Agreement described in Section 7.3(b), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(b) and any payments pursuant to Section 7.3(f) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and, upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and none of the Parent Related Parties shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of the Company Related Parties arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that nothing herein shall limit Parent’s and Merger Sub’s right to seek specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5(b), but in no event shall Parent and Merger Sub be entitled to both specific performance and the payment of the Termination Fee; provided further that this Section 7.3(c) shall be without prejudice to any rights and remedies of Parent and Merger Sub under any Voting and Support Agreement.

(d) In the event that (i) this Agreement is terminated pursuant to (A) Section 7.1(b) solely as a result of an Order that arises under the HSR Act or (B) Section 7.1(d) and (ii) at the time of termination, (A) one or more Specified Regulatory Condition remains unsatisfied and has not been waived and (B) all of the other conditions set forth on Section 6.1 and Section 6.2 are satisfied or have been waived (other than conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied), then Parent shall pay to the Company or its designee the Reverse Termination Fee by wire transfer of same day funds within two (2) business days after such termination; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one (1) occasion. As used herein, “Reverse Termination Fee” shall mean a cash amount equal to $31,144,620. In the event that the Company or its designee shall receive full payment of the Reverse Termination Fee pursuant to this Section 7.3(d), the receipt of the Reverse Termination Fee (in the circumstances in which it is due and payable), together with any amounts that may be payable to the Company pursuant to Section 7.3(f), shall not constitute a penalty but rather shall be deemed to be liquidated damages in a reasonable amount to compensate the Company for any and all losses or damages suffered or incurred by the Company or the Company Related Parties in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided, that nothing herein shall relieve Parent from liability for (or limit the damages to which the Company may be entitled in the case of) intentional fraud or Willful Breach of this Agreement. The Reverse Termination Fee, to the extent paid to the Company pursuant to this Section 7.3(d), shall be offset against any award for damages given in any final and non-appealable judgment of a court of competent jurisdiction to the Company pursuant to any claim based upon intentional fraud or Willful Breach.

(e) Except in the case of intentional fraud or Willful Breach, in the event of any termination of this Agreement described in Section 7.3(d), the Company’s right to receive payment from Parent of the Reverse Termination Fee pursuant to Section 7.3(d) and any payments pursuant to Section 7.3(f) shall be the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and, upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and none of the Company Related Parties shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of the Parent Related Parties arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that nothing herein shall limit the Company’s right to seek specific performance to cause Parent and Merger Sub to consummate the Transactions in accordance with Section 8.5(b), but in no event shall the Company be entitled to both specific performance and the payment of the Reverse Termination Fee.

(f) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the other Party commences a Legal Proceeding which results in a judgment against the Company or Parent, respectively, the Party against whom such judgment is awarded shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, under the DGCL, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3 No Survival of Representations and Warranties. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that by their terms survive the Effective Time, this Article VIII and the any applicable defined terms in Exhibit A shall survive the Effective Time.

Section 8.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein (including the Company Disclosure Schedule, the CVR Agreement and the Voting and Support Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by DocuSign, PDF or similar means shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 8.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by any means (including email) permitted under Section 8.8 to such Party’s respective email and address set forth in Section 8.8 (provided that nothing in this Section 8.5(a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Legal Requirements) The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance except if Parent has been paid the Termination Fee or the Company has been paid the Reverse Termination Fee, as applicable, and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Except if the Termination Fee or the Reverse Termination Fee, as applicable, has been paid pursuant to Section 7.3, each of the Parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided, that (a) such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement and (b) no such assignment or pledge permitted pursuant to this Section 8.6 shall relieve Parent of its obligations hereunder).

Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration, (ii) the right of the holders of Company Options to receive the Option Closing Amount and CVRs, as applicable pursuant to Section 1.8, (iii) the right of the holders of Company RSUs to receive the RSU Closing Amount and CVRs, as applicable pursuant to Section 1.8, and (iv) the right of the holders of Company Warrants to receive the consideration payable therefor pursuant to Section 1.9 and (b) the provisions set forth in Section 5.7.

Section 8.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon confirmed delivery if being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Roy Papatheodorou

Executive Vice President, General Counsel, Head of Legal, Ethics & Business Integrity

Sanofi

46, avenue de la Grande Armée, 75017

Paris, France

with a copy to (which shall not constitute notice):

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: Jenny Hochenberg; Zheng Zhou

Email: [***]; [***]

if to the Company (prior to the Effective Time):

Vigil Neuroscience, Inc.

100 Forge Road, Suite 700

Watertown, Massachusetts 02472

Attention: Ivana Magovčević-Liebisch

Email: [***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley L. Taft; Jacqueline Mercier; Tevia K. Pollard

Email: [***]; [***]; [***]

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10 Obligation of Parent. Parent shall ensure that Merger Sub (and, following the Effective Time, the Surviving Corporation) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation, as applicable, under this Agreement, and Parent shall be jointly and severally liable with Merger Sub or the Surviving Corporation, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 8.11 Transfer Taxes. Except as expressly provided in Section 1.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due.

Section 8.12 Company Disclosure Schedule. The disclosures set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b), only to the extent the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is readily apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material. For the avoidance of doubt, the Company Disclosure Schedule shall not be deemed to be part of this Agreement for any purpose of the DGCL but shall have the effects provided in this Agreement.

Section 8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include only (i) uploading, prior to the date of this Agreement, anything in the virtual data room made available to Parent in connection with the Transactions, and (ii) publicly having made available, prior to the date of this Agreement, anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Any references to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Body include any successor to that Governmental Body; and (iii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Legal Requirement or other law include any successor to such section.

(h) References to “since” a particular date shall be construed to include such specified date and to mean “from and including” such date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SANOFI

By:	/s/ Roy Papatheodorou
Name: Roy Papatheodorou
Title: Executive Vice President and General
Counsel

[Signature Page to Merger Agreement]

VESPER ACQUISITION SUB INC.

By:	/s/ Michael J. Tolpa
Name: Michael J. Tolpa
Title: President

[Signature Page to Merger Agreement]

VIGIL NEUROSCIENCE, INC.

By:	/s/ Ivana Magovčević-Liebisch, Ph.D., J.D.
Name: Ivana Magovčević-Liebisch, Ph.D., J.D.
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Shares, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the Transactions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Amgen Consent” means that certain letter agreement, dated as of May 21, 2025, by and between Amgen Inc. (“Amgen”) and the Company.

“Amgen Wind-Down Election” means if Amgen has elected, or is deemed to have elected, the Wind-Down Option pursuant to and as defined in the Amgen Consent.

“Anti-Corruption Laws” means, as applicable, the Foreign Corrupt Practices Act of 1977; the Anti-Kickback Act of 1986; the UK Bribery Act of 2010; and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Legal Requirements and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Book-Entry Shares” means non-certificated Shares represented by book-entry.

“business day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York, NY, USA or Paris, France are authorized or required by Legal Requirements to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Change in Circumstance” means any positive event, development or change in circumstances that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a breach of this Agreement by the Company) and that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement, which event, occurrence, fact or change becomes known to the Company Board prior to the receipt of the Company Stockholder Approval other than (a) any change, in and of itself, in the Company Common Stock price (provided that the underlying reasons for such changes may constitute a Change in Circumstance), (b) any Acquisition Proposal, (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying reasons for such events may constitute a Change in Circumstances), or (d) the Company’s preclinical or clinical studies, the results of or data derived from such studies or any announcements of or in connection such studies.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partner” means any Person, other than the Company or any of its Subsidiaries, that has performed or is performing any material research, development, manufacturing or other services or activities on behalf of the Company or any of its Subsidiaries with respect to any Company Products, in each case, to the extent acting in such capacity.

“Company Associate” means each current or former officer or other employee, or individual who is a current or former independent contractor, consultant or director, of or to the Company.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Award” means all Company Options and Company RSUs.

“Company Equity Plans” means the Company’s 2021 Stock Option and Incentive Plan and the Company’s Amended and Restated 2020 Equity Incentive Plan, as amended.

“Company IP” means all Intellectual Property Rights (a) that are owned or purported to be owned, in whole or in part, by the Company or its Subsidiaries (“Company Owned IP”) or (b) that are exclusively or co-exclusively licensed by any of the Company or its Subsidiaries from any third party (“Company Licensed IP”).

“Company Lease” means any Company Contract pursuant to which the Company or any of its Subsidiaries leases, subleases or sub-subleases Leased Real Property from another Person.

“Company Options” means each option to purchase Shares granted under a Company Equity Plan or otherwise.

“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Company Registered IP” means all Company Registered Owned IP and Company Registered Licensed IP.

“Company Registered Licensed IP” means all Company Licensed IP that constitutes Registered IP.

“Company Registered Owned IP” means all Company Owned IP that constitutes Registered IP.

“Company Related Parties” means the Company and its Affiliates and any of their respective former, current or future officers, directors, managers, partners, stockholders or members.

“Company RSU” means each restricted stock unit award with respect to Shares granted under a Company Equity Plan or otherwise.

“Company Warrants” means the pre-funded warrants to purchase up to an aggregate of 2,980,889 shares of the Company Common Stock issued to certain accredited investors in connection with the Securities Purchase Agreement, dated as of August 12, 2022, by and among the Company and the other parties therein.

“Confidentiality Agreement” means that certain amended and restated confidentiality agreement between the Company and Parent, dated October 11, 2024 and amended on April 8, 2025.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“CVR” means a contingent value right, issued pursuant to and in accordance with the CVR Agreement, representing the right to receive the contingent payments set forth in the CVR Agreement, net to the holder in cash and without interest, upon the terms and subject to the conditions of the CVR Agreement.

“CVR Agreement” means the Contingent Value Rights Agreement to be entered into between Parent and Rights Agent, in the form attached hereto as Exhibit C, with such changes thereto as the Rights Agent may reasonably request to which each of Parent and the Company consent in writing (such consent not to be unreasonably withheld, delayed or conditioned).

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the U.S. Department of Justice.

“Employee Plan” means any written or unwritten compensation, employment, individual consulting, advisory or other service provider, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, performance-based restricted stock, profits interest, “phantom equity,” or equity or equity-based compensation, severance pay, termination pay, death and disability benefits, hospitalization, sickness, medical, dental, life retiree medical or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, stock bonus, pension or retirement, supplemental retirement, employee stock ownership, change of control, transaction bonus, retention, relocation, repatriation or expatriation, fringe benefit or other compensatory or health or welfare benefit plan, policy, program, agreement or arrangement and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA), or arrangement sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any ERISA Affiliate (including any plan, policy, program, agreement or arrangement that is sponsored by a PEO), for the benefit of any Company Associate, or with respect to which the Company has or could have any direct or indirect present or future liability (excluding workers’ compensation, unemployment compensation and other government programs or arrangements).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“FTC” means the U.S. Federal Trade Commission.

“Fully Converted Share Count” means (i) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (ii) the total number of Shares issuable upon the conversion in full (without regard to any conversion limitations) of any Preferred Shares issued and outstanding immediately prior to the Effective Time.

“GMP Regulations” means the applicable Legal Requirements for current Good Manufacturing Practices promulgated by the FDA under the FDCA, the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Good Clinical Practices” means the applicable standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any Governmental Body in any other countries, including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, in which the Company (a) has conducted or is currently conducting clinical trials of the Company Products or (b) currently intends to sell the Company Products after receipt of Regulatory Authorization, in each case, to the extent such standards are not less stringent than in the United States.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or any of its Subsidiaries), (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses (a) through (c) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Intellectual Property Rights” means all past, present, and future rights, title, and interest in or relating to intellectual property, whether protected, created, or arising under the Legal Requirements of any jurisdiction in the world, including: (a) copyrights, copyrightable works, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Legal Requirement, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works that are so protectable, database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship (collectively, “Copyrights”); (b) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, Internet domain names, URLs, and similar rights, and other source or business identifiers and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) rights associated with trade secrets, know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, technology, discoveries and improvements, proprietary rights, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, including with respect to regulatory filings relating to investigational or approved medicines, proprietary modules in regulatory filings and the like, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy (collectively, “Know-How”); (d) all patents, industrial property rights, patent applications, provisional patent applications and similar instruments (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, reissues, renewals, re-examinations and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); (e) other proprietary rights in intellectual property of every kind and nature throughout the world; (f) rights of privacy and publicity; and (g) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” with respect to an Entity means with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of their direct reports who would reasonably be expected to have knowledge of the subject matter at hand.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Material Adverse Effect” means an event, change, occurrence, circumstance, development or effect (each, a “Change”) that, individually or in the aggregate, either (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially delay the consummation by the Company of the Merger; provided, that in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock (provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (ii) any Change resulting from the execution, announcement, pendency or consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 2.22 and the condition set forth in

Section 6.2(a)(iii) solely as such condition relates to Section 2.22, but subject to disclosures in Section 2.22 of the Company Disclosure Schedule); (iii) any Change generally affecting the industries in which the Company or any of its Subsidiaries operate or the economy generally or other general business, financial or market conditions, including due to the issuance of any executive orders by the President of the United States; (iv) any Change arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any Change arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, pandemic or epidemic (including COVID-19) or other outbreaks of diseases or quarantine restrictions, or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required by the terms of this Agreement to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent unreasonably fails to give its consent thereto after a written request therefor pursuant to Section 4.2; (viii) any Change to the extent resulting or arising from Parent’s or Merger Sub’s breach of this Agreement; (ix) any Change arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); (x) any regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any Company Product or with respect to any product of Parent or any of its Subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations), in each case to the extent not resulting from fraud or willful misconduct by (or fraud or willful misconduct undertaken at the direction of) the Company or any of its Subsidiaries; or (xi) regulatory, legislative or political conditions in the United States or any other country or region in the world, or changes therein; provided that any Change referred to in the foregoing clauses (iii), (iv), (v), (ix), and (xi) may be taken into account in determining whether there has been, or would be reasonably expected to be, a Material Adverse Effect to the extent such Change disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which they operate.

“Maximum Amount” means $10.00 per Share.

“Milestone” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Amount” has the meaning given to such term in the CVR Agreement.

“Nasdaq” means The Nasdaq Global Select Market.

“Order” means any order, judgment, writ, award, decision, decree, injunction or ruling of any Governmental Body (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Legal Requirements.

“ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

“Parent Material Adverse Effect” means an event, change, occurrence or development that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Related Parties” means Parent and its Affiliates and any of their respective former, current or future officers, directors, managers, partners, stockholders or members.

“Parties” means Parent, Merger Sub and the Company.

“Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes either (i) not delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Company to the extent required by GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, excluding any In-bound License or Out-bound License, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any non-exclusive licenses of Intellectual Property Rights granted to service providers in the ordinary course of business and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Legal Requirement or by the Company or any of its Subsidiaries in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Privacy Laws” means any and all applicable Legal Requirements and self-regulatory guidelines legally binding on the Company and its Subsidiaries (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, in each case, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), HIPAA, EU General Data Protection Regulation (GDPR), any and all applicable Legal Requirements relating to breach notification or marketing in connection with any Personal Information, and any applicable laws relating to the use of biometric identifiers.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all Patents, registered Copyrights, registered mask works, registered Trademarks, registered Internet domain names, and all applications for the registration of any of the foregoing.

“Regulatory Filings” has the meaning given to such term in the Amgen Consent.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Rights Agent” has the meaning given to such term in the CVR Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securityholder Litigation” means any Legal Proceeding (including any class action or derivative litigation) commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or managers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating directly or indirectly to the Merger or any other Transaction (including any such Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any other Transaction constituted a breach of the fiduciary duties of any member of the Company board of directors or any officer of the Company).

“Shares” means shares of Company Common Stock.

“Specified Regulatory Conditions” means each of the conditions set forth in Section 6.1(b), Section 6.1(c) and Section 6.2(e) (in case of Section 6.1(b), as such condition relates to an Order arising under the HSR Act).

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership or financial interests are, (b) an amount of voting securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are, (c) a general partner interest is, or (d) a managing member interest is, directly or indirectly owned or controlled, beneficially or of record, by such Person or by one or more of its respective Subsidiaries.

“Superior Offer” means a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.1(b)(i)); provided, that for purposes of the definition of “Superior Offer”, the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Surviving Corporation Stock” means common stock, $0.0001 par value per share, of the Surviving Corporation.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, license tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, premium tax, windfall profits tax, withholding tax, social security tax or payroll tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, claim for refund, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Transactions” means (a) the execution and delivery of this Agreement, the CVR Agreement and the Voting and Support Agreement and (b) all of the transactions contemplated thereby, including the Merger.

“Underwater Option Milestone Payment” has the meaning given to such term in the CVR Agreement.

“Wind-Down Activities” means the activities set forth in Section 6.2(f) of the Company Disclosure Schedule.

“Wind-Down Option” has the meaning given to such term in the Amgen Consent.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement prior to the date of termination that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

In addition, the following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
401(k) Plan	Section 5.6(d)
Acceptable Confidentiality Agreement	Section 4.3(a)
Balance Sheet	Section 2.6
Burdensome Condition	Section 5.2(b)
Centerview	Section 2.23
Certificates	Section 1.6(b)
Closing	Section 1.3(a)
Closing Amount	Section 1.5(a)(iii)
Closing Date	Section 1.3(a)
Company	Preamble
Company Adverse Change Recommendation	Section 5.1(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Equity Award Grant Date	Section 2.3(d)
Company Products	Section 2.12(a)

Company SEC Documents	Section 2.4(a)
Company Stockholder Approval	Section 2.20
Company Systems	Section 2.8(i)
Continuing Employee	Section 5.6
Determination Notice	Section 5.1(b)
Dissenting Shares	Section 1.7
Effective Time	Section 1.3(b)
End Date	Section 7.1(d)
Enforceability Exceptions	Section 2.20
FDA	Section 2.12(a)
FDCA	Section 2.12(d)
GAAP	Section 2.4(b)
HIPAA	Section 2.12(d)
In-bound License	Section 3.8(e)
Indemnified Persons	Section 5.7(a)
Leased Real Property	Section 2.7(b)
Material Contract	Section 2.9(a)
Merger	Recitals
Merger Consideration	Section 1.5(a)
Merger Sub	Preamble
Option Closing Amount	Section 1.8(a)(ii)
Option CVR Consideration	Section 1.8(a)(ii)
Out-bound License	Section 3.8(e)
Parent	Preamble
Paying Agent	Section 1.6(a)
Payment Fund	Section 1.6(a)
PEO	Section 2.9(a)(xxii)
Pre-Closing Period	Section 4.1(a)
Preferred Share	Section 2.3(a)
Proxy Statement	Section 2.4(g)
Reference Date	Section 2.3(a)
Regulatory Authorizations	Section 2.12(a)
Reverse Termination Fee	Section 7.3(d)
RSU Closing Amount	Section 1.8(b)(ii)
Series A Preferred Stock	Section 2.3(a)
Specified Agreement	Section 7.1(e)
Stockholders Meeting	Section 5.4
Surviving Corporation	Recitals
Termination Fee	Section 7.3(b)(iii)
VGL101	Section 2.12(f)
VGL101 Program	Section 2.12(f)
Voting and Support Agreement	Recitals
WARN Act	Section 4.2(b)(iv)
Warrant Shares	Section 1.9(a)

EXHIBIT B

CERTIFICATE OF INCORPORATION

[Attached.]

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

VIGIL NEUROSCIENCE, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the corporation is: Vigil Neuroscience, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is: 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shares shall be common stock each having a par value of $0.0001. The Corporation may issue fractions of a share of common stock.

FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors of the Corporation (the “Board of Directors”) is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Certificate of Incorporation, the bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

SEVENTH: To the fullest extent permitted by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT C

CVR AGREEMENT

[Attached.]

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

SANOFI

and

[RIGHTS AGENT]

as Rights Agent

Dated as of [•], 2025

i

ii

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2025 (this “Agreement”), by and between Sanofi, a French société anonyme (“Parent”), and [•], a [•] (the “Rights Agent”).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated May [•], 2025 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), by and among Vigil Neuroscience, Inc., a Delaware corporation (the “Company”), Parent and Vesper Acquisition Sub Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Merger, the holders of Shares that are entitled to receive the Merger Consideration pursuant to Section 1.5(a)(iii) of the Merger Agreement, certain holders of Company Equity Awards and the holders of Company Warrants will become entitled to receive the Milestone Payment contingent upon the achievement of the Milestone during the Milestone Period, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

4

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than Parent or its Affiliates. For purposes of clarification, an “Assignment Transaction” shall not apply to licensing arrangements between Parent or its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Product.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York, NY, USA or Paris, France are authorized or required by Legal Requirements to be closed.

“Change in Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis, (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity or (c) any transaction (including (i) any issuance of securities and (ii) a merger, consolidation or other business combination in which Parent is the surviving entity) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Closing Date Underwater Options” means the Company Options referred to in Section 1.8(a)(iii) of the Merger Agreement.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Equity Award” means any Company Option that is outstanding and unexercised and any Company RSU that is outstanding, in each case as of immediately prior to the Effective Time.

“Company Equity Plans” means the Company’s 2021 Stock Option and Incentive Plan and the Company’s Amended and Restated 2020 Equity Incentive Plan, as amended.

“Company Options” means all options to purchase Shares granted under the Company Equity Plans or otherwise, other than those that are cancelled without any consideration being payable in respect thereof in accordance with Section 1.8(a)(iv) of the Merger Agreement.

“Company RSU” means each restricted stock unit award with respect to Shares granted under a Company Equity Plan or otherwise.

“Company Warrant Holder” means a Holder of a CVR granted in accordance with the terms of the Merger Agreement with respect to a Company Warrant.

“Company Warrants” means the pre-funded warrants to purchase up to an aggregate of 2,980,889 Shares issued to certain accredited investors in connection with the Securities Purchase Agreement, dated as of August 12, 2022, by and among the Company and the other parties therein.

5

“Cover” means, with respect to a given product or a component thereof and a Valid Claim, that such Valid Claim would, absent a license thereunder or ownership thereof, be infringed by the making, having made, use, sale, offer for sale or importation of such product or component.

“CVRs” means the contingent rights of the Holders to receive the Milestone Payment pursuant to this Agreement.

“Diligent Efforts” means, with respect to the Product, efforts of a Person to carry out its obligations in a diligent and sustained manner without undue pause, interruption or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to the development and seeking of regulatory approval (including FDA Approval), for a pharmaceutical product having similar market potential as the Product, at a similar stage of its development or product life, taking into account issues of market exclusivity, product profile, including safety, tolerability and efficacy, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product for other indications, the launch or sales of a generic product, the regulatory environment and the profitability of the Product (including pricing and reimbursement status achieved), Parent and its Affiliates’ portfolio at the time of consideration and other technical, commercial, legal, scientific or medical factors; provided, that such level of efforts and resources shall be determined without taking into account the fact of the potential Milestone Payment payable in accordance with, and subject to, the terms of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award Holder” means a Holder of a CVR granted in accordance with the terms of the Merger Agreement with respect to a Company Equity Award.

“FDA” means the U.S. Food and Drug Administration.

“FDA Approval” means, with respect to a pharmaceutical product, any regulatory approval, licensure or authorization granted by the FDA, where such approval, licensure or authorization is required for the recipient to commence marketing or selling such pharmaceutical product in the United States.

“First Commercial Sale” means, with respect to the Product, the first sale of the Product for monetary value in the U.S. by Parent or its Affiliates (including the Surviving Corporation) or (sub)licensees following FDA Approval in the Indication, and for which any of Parent or its Affiliates (including the Surviving Corporation) or (sub)licensees has invoiced sales of the Product in the US; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to any of Parent’s Affiliates or (sub)licensees, unless such Affiliate or (sub)licensee is the last person in the distribution chain of the Product; (b) any use by or on behalf of Parent or its Affiliates or (sub)licensees of the Product in clinical trials or non-clinical development activities; or (c) any disposal or transfer of the Product for a bona fide charitable purpose, compassionate use or as samples, “treatment IND sales”, “named patient sales”, “expanded access sales”, “right to try sales” or similar.

6

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indication” means Alzheimer’s Disease, as defined by the National Institute of Aging Alzheimer’s Association diagnostic criteria.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Milestone” means First Commercial Sale of the Product.

“Milestone Patent” means (a) any Patent owned or exclusively licensed by the Company as of the Effective Time and (b) any Patent owned or exclusively licensed by the Company that claims priority to any Patent within the scope of preceding clause (a).

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of the Milestone, a one-time payment equal to (a) in the case of CVRs held by such Holder other than CVRs issued in respect of Closing Date Underwater Options, the product of (i) the Milestone Payment multiplied by (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice and (b) in the case of CVRs held by such Holder issued in respect of Closing Date Underwater Options, the product of (i) the Underwater Option Milestone Payment multiplied by (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice.

“Milestone Payment” means an amount per CVR equal to $2.00 in cash, without interest.

7

“Milestone Payment Date” means the date selected by Parent for the payment of the Milestone Payment, which shall be not more than thirty (30) Business Days after the date on which the Milestone was achieved.

“Milestone Period” means the period commencing as of the Effective Time and ending at 11:59 PM EST on December 31, 2035.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer (and not in any individual capacity), and delivered to the Rights Agent or any other person authorized to act on behalf of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent or its Subsidiaries and who shall be reasonably acceptable to the Rights Agent.

“Party” shall mean the Rights Agent and Parent.

“Permitted Transfer” means a transfer of a CVR (a) upon the death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC; or (f) as permitted by Section 2.7.

“Person” means any individual, Entity or Governmental Body.

“Phase 2 Clinical Trial” means a human clinical trial of a pharmaceutical product that is designed to satisfy the requirements of 21 C.F.R. § 312.21(b) or a foreign equivalent thereof.

“Pivotal Trial” means a human clinical trial of a pharmaceutical product that is intended to establish that such pharmaceutical product is safe and efficacious for its intended use in the target population, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, as and to the extent defined for the United States in 21 C.F.R. § 312.21(c) or a foreign equivalent thereof.

“Positive Readout” means with respect to the Phase 2 Clinical Trial of the Product in the Indication, such trial meets its pre-determined efficacy and safety endpoints, and the results of such trial are supportive of continued development in the Indication, as determined in Parent or its Affiliate(s)’ good faith discretion.

“Product” means the Company’s brain-penetrant small molecule TREM2 agonist known as VG-3927, designed to act as a molecular glue that potentiates the TREM2 signaling response to natural damage ligands, and which has been studied in a phase 1 clinical trial known as NCT06343636, to the extent a Valid Claim of a Milestone Patent in the U.S. Covers the composition of matter of such small molecule TREM2 agonist.

8

“Related Person” means, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Specified Holder” means each Holder who was a member of the Company Board as of immediately prior to the Effective Time.

“Shares” means the shares of Company Common Stock.

“Significant Pharmaceutical Company” means a pharmaceutical or biotechnology company with a market capitalization or enterprise value of at least $3 billion as of the date on which the definitive agreement effectuating the Assignment Transaction is executed.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, license tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, premium tax, windfall profits tax, withholding tax, social security tax or payroll tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Underwater Option Milestone Payment” means, for a given CVR issued in respect of a Closing Date Underwater Option, an amount equal to (a) the Milestone Payment (if and solely to the extent the Milestone has been achieved), plus (b) the Closing Amount minus (c) the per share exercise price of such Closing Date Underwater Option (it being understood that the Underwater Option Milestone Payment with respect to the Milestone may not exceed $2.00 under any circumstances).

“United States” or “U.S.” means the United States of America or any of its possessions or territories.

“Valid Claim” means a claim of an issued and unexpired Milestone Patent that (a) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Body of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (b) has not been canceled, withdrawn, abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Section 1.2 Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Agreement	Preamble
Assignee	Section 7.10
Assignment Transaction Acquiror	Section 4.3(a)
Company	Recitals

9

CVR Register	Section 2.3(b)
DTC	Section 2.3(b)
Funds	Section 3.3
Losses	Section 3.2(h)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone Achievement Notice	Section 2.4(a)
Parent	Preamble
Rights Agent	Preamble
Surviving Corporation	Recitals

Section 1.3 Other Definitional Provisions. Unless the context expressly otherwise requires:

(a) the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) the term “or” will not be deemed to be exclusive;

(g) references herein to any gender include the other gender; and

(h) any Legal Requirement defined or referred to herein will refer to such Legal Requirement as amended and the rules and regulations promulgated thereunder.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Effective Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement prior to the Effective Time. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be the (a) holders of Shares that have been canceled and converted into the right to receive the Merger Consideration pursuant

10

to Section 1.5(a)(iii) of the Merger Agreement, (b) Equity Award Holders whose Company Equity Awards are cancelled and converted, pursuant to Section 1.8(a)(ii), Section 1.8(a)(iii) or Section 1.8(b)(ii) of the Merger Agreement, into the right to receive the consideration specified therein and (c) holders of Company Warrants whose Company Warrants are cancelled and converted, pursuant to Section 1.9(a) of the Merger Agreement, into the right to receive consideration specified therein. A list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect. The CVRs will not be listed on any day quotation system or traded on any day securities exchange. The Rights Agent hereby acknowledges the restrictions on transfer contained in this Section 2.2 and agrees not to register a transfer which does not comply with this Section 2.2.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all Shares held by Depository Trust Company (“DTC”) on behalf of the street holders of Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs issued in respect of Company Equity Awards or Company Warrants, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company as of immediately prior to the Effective Time and in a denomination equal to the number of Shares subject to such Company Equity Awards cancelled pursuant to Section 1.8(a)(ii), Section 1.8(a)(iii) or Section 1.8(b)(ii) or Warrant Shares deemed to have been issued pursuant to Section 1.9(a) of the Merger Agreement, as applicable, in connection with the Merger.

(c) In the case of an Equity Award Holder or Company Warrant Holder, the CVRs held by such Equity Award Holder or Company Warrant Holder, as applicable, in respect of their Company Equity Awards or Company Warrants, as applicable, shall be registered and tracked separately from those CVRs held by such Equity Award Holder or Company Warrant Holder, as applicable, in respect of Shares referenced in Section 2.1(a). In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder in respect of their Closing Date Underwater Options shall be registered and tracked separately from those CVRs held by such Equity Award Holder (if any) in respect of their Shares or any other Company Equity Awards.

11

(d) Subject to the restrictions on transferability set forth in Section 2.2, every request to transfer a CVR must be made in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), notify Parent that it has received such written notice and register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(e) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to record, and shall promptly record, the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the Milestone occurs at any time prior to the expiration of the Milestone Period, then, at least ten (10) Business Days prior to the Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Achievement Notice”) certifying the date of the satisfaction of the Milestone and that each Holder is entitled to receive the Milestone Payment Amount applicable to such Holder. Following the delivery of the Milestone Achievement Notice, Parent will deliver or cause to be delivered to the Rights Agent (i) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(d), (ii) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent at least five (5) Business Days prior to the Milestone Payment Date and (iii) at least one (1) Business Day prior to the Milestone Payment Date, cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the aggregate Milestone Payment Amount due to all Holders with respect to such Milestone pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(c)). For the avoidance of doubt, (A) the Milestone Payment Amount shall only be paid once, if at all, subject to the achievement of the Milestone in accordance with this Agreement and (B) the Milestone Payment Amount shall not become payable unless the Milestone has been achieved prior to the expiration of the Milestone Period.

12

(b) The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Achievement Notice and pay the Milestone Payment Amount, subject to any amounts deducted or withheld pursuant to Section 2.4(d), to each Holder that is not an Equity Award Holder (i) by check mailed to the address of such Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Achievement Notice or (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction.

(c)

(i) With respect to any Milestone Payment Amount that is payable to an Equity Award Holder in respect of such holder’s Company Equity Awards, Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof to, pay, no later than the next regularly scheduled payroll date that is not less than thirty (30) Business Days following the Milestone Payment Date, the aggregate Milestone Payment Amount due to such Equity Award Holder in respect of such holder’s Company Equity Awards (net of any withholding Taxes required to be deducted and withheld in accordance with Section 2.4(d)). Notwithstanding anything in this Agreement to the contrary, it is the intent of Parent and the Company that the Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts payable in respect of Company Equity Awards be exempt from Section 409A of the Code and in all events be paid no later than seventy-five (75) days following the date on which the Milestone is achieved. For purposes of Section 409A of the Code, each Milestone Payment Amount in respect of a Company Equity Award shall be treated as a separate payment.

(ii) Payment in accordance with this Section 2.4(c) shall be made through the applicable payroll system or payroll provider or, if payment cannot be made through payroll, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date.

(iii) For the avoidance of doubt, in the event an Equity Award Holder also received CVRs in respect of Shares or Company Warrants held immediately prior to the Effective Time, such CVRs in respect of such Shares or Company Warrants are not subject to the provisions of this Agreement relating to CVRs issued in respect of Company Equity Awards.

13

(d) Each of the Rights Agent, Parent, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable Tax Legal Requirement. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the applicable withholding agent shall, to the extent practicable, timely provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary tax forms or other information in order to avoid or reduce such withholding amounts if such forms or information were not solicited pursuant to Section 2.4(a)(i); provided, however, that the time period for payment of a Milestone Payment by the Rights Agent set forth in this Section 2.4 shall be extended by a period equal to any delay caused by the Holder providing such forms. Any amounts deducted or withheld and remitted to the appropriate Governmental Body shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall deliver (or shall cause the Rights Agent, Surviving Corporation or its applicable Affiliate to deliver) to the Person with respect to whom such withholding is made an IRS Form 1099 or other reasonably acceptable evidence of such deduction or withholding.

(e) Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the Holders on the date that is twelve (12) months after the date of the Milestone Achievement Notice shall be delivered by the Rights Agent to Parent and any Holder shall thereafter look only to Parent for payment of such Holder’s applicable Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirements.

(f) None of Parent, the Rights Agent or any of their respective Affiliates shall be liable to any person in respect of any Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Legal Requirement. If such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, any such Milestone Payment Amount shall, to the extent permitted by applicable Legal Requirements, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(g) Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Legal Requirements, the Parties hereto intend to treat Milestone Payment Amounts made with respect to CVRs issued in exchange for Shares and Shares underlying Company Warrants pursuant to the Merger Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Surviving Corporation shall report imputed interest on the CVRs as required by applicable Legal Requirements.

(h) The Parties intend, to the extent consistent with applicable Legal Requirements, to treat the payments from the CVRs received with respect to the Company Equity Awards for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to the Equity Award Holder as a payment itself).

14

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or other distributions or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or any constituent company to the Merger or any of their respective Subsidiaries or Affiliates or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates, either at law or in equity. The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those contract rights specifically expressed in this Agreement.

Section 2.6 Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought by or at the direction of the Acting Holders pursuant to and to the extent provided in Section 6.7.

Section 2.7 Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs, by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent and the Rights Agent, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, Article V and Section 6.3.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith, willful or intentional misconduct or willful breach (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or breach by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any Legal Proceedings at law or otherwise or to make any demand upon Parent. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders, unless the Acting Holders have elected to take such action pursuant to Section 6.7.

15

Section 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith, willful or intentional misconduct or willful breach on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVRs;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

16

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit or expense (including the reasonable expenses and counsel fees and other disbursements) (collectively, “Losses”) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any such Losses, unless such Losses have been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith, willful or intentional misconduct or willful breach;

(i) the Rights Agent shall not be liable for special, punitive, indirect, consequential or incidental losses or damages of any kind whatsoever (including, but not limited to, lost profits) arising under any provision of this Agreement, even if the Rights Agent has been advised of the likelihood of such loss or damage, in the absence of fraud, gross negligence, bad faith, willful or intentional misconduct or willful breach on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction);

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the Effective Time, and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable out-of-pocket expenses and other out-of-pocket charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l) other than for guarantees of signature as provided in Section 2.3(d), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d);

(m) the Rights Agent may exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents, absent fraud, gross negligence, bad faith, willful or intentional misconduct or willful breach (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

17

(n) notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent against Parent or its Affiliates;

(o) subject to applicable Legal Requirement, nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent or for any other Person; and

(p) The provisions of Section 2.4(f), Section 3.1 and this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Funds Received. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above A or equivalent by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 3.3, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Party, other than as part of any repayment to Parent in accordance with Section 2.4(e).

Section 3.4 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

18

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.5 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, the names and addresses of the Holders (i) other than Equity Award Holders and Company Warrant Holders, in such form as Parent receives from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation), and (ii) with respect to Equity Award Holders and Company Warrant Holders, in such form as set forth in the records of the Company as of immediately prior to the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm with Parent the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.

Section 4.2 Payment of Milestone Payment. Parent will duly deposit or cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(a) hereof (other than Equity Award Holders, in respect of which any Milestone Payment Amount in respect of their Company Equity Awards shall be paid in accordance with Section 2.4(c) hereof). Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due. If the Milestone has not been achieved prior to the expiration of the Milestone Period, then neither Parent nor any of its Affiliates will be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement.

19

Section 4.3 Assignment Transactions; Change in Control.

(a) During the Milestone Period Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction involving development or regulatory rights or obligations with respect to the Product in the U.S. other than to an Affiliate of Parent, unless (i) the acquiring Person (each such Person, an “Assignment Transaction Acquiror”) is a Significant Pharmaceutical Company and (ii) Parent has delivered to the Rights Agent an Officer’s Certificate stating that such condition precedent has been complied with in connection with such Assignment Transaction. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a), Parent may elect to be released from any and all obligations hereunder only if the Assignment Transaction Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, substantially in form attached as Annex A, the due and punctual payment of the Milestone Payment if and when payable in accordance with the terms of this Agreement, and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent to be performed or observed with respect to the Milestone and the Milestone Payment.

(b) Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control (it being understood that the provisions of Section 4.3(a) shall not be applicable to a Change in Control); provided that, solely in the event that the obligations set forth in this Agreement would not continue to be obligations of Parent, or would not have been assumed by operation of law, Parent will cause the Person acquiring or succeeding to Parent (if applicable pursuant to the structure of such Change in Control) in connection with such Change in Control to assume Parent’s obligations under this Agreement, effective as of the effective time of such Change in Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent. No later than 45 days following the consummation of any such Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b).

Section 4.4 Books and Records; Updates. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to enable the Specified Holders to determine compliance with the terms of this Agreement, including the amounts payable hereunder. Within sixty (60) days after the first (1st) anniversary of the Closing Date (and thereafter within sixty (60) days after each anniversary thereof in subsequent years during the term of this Agreement), Parent will provide to the Specified Holders a written annual update describing in reasonable detail the status of the development of the Product (it being understood, for the avoidance of doubt, that Parent shall not be required to produce more than one (1) such annual update in any calendar year); provided that no Specified Holder shall be entitled to receive such update unless such Specified Holder is subject to a confidentiality agreement with or for the benefit of Parent with respect to the contents thereof that is reasonably satisfactory to Parent. Each such annual report shall be provided to the Specified Holders at their respective addresses as reflected in the CVR Register in accordance with the procedures for giving notices under Section 6.3 or pursuant to any such other procedures as may be agreed by Parent and each such applicable Specified Holder.

20

Section 4.5 Diligent Efforts. During the Milestone Period, Parent shall, and shall cause its (and their) Subsidiaries to, use Diligent Efforts to achieve the Milestone prior to the end of the Milestone Period. Neither Parent nor any of its Affiliates shall take any action or fail to take any action whose primary purpose is to avoid the achievement of the Milestone or the payment of the Milestone Payment. Parent hereby expressly disclaims, and the Rights Agent hereby expressly agrees to and accepts (and by virtue of their receipt of the CVRs the Holders will be deemed to expressly agree to and accept) the disclaimer of, any extra-contractual covenants, obligations or undertakings with respect to the Milestone or the Milestone Payment (including, for the avoidance of doubt, any claims based on fraud) and agree that the sole obligations of Parent and its Affiliates shall be solely the contractual obligations of Parent expressly set forth in this Agreement.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided, that, such amendments do not materially adversely affect the interests of the Holders;

(v) to cancel and reduce the number of CVRs, in the event any Holder (A) abandons such Holder’s rights to such CVRs in accordance with Section 2.7 (or is otherwise deemed to have abandoned such rights), (B) transfers such Holder’s CVRs to Parent or its Affiliates in accordance with Section 2.7, or (C) agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

21

(vi) subject to Section 4.3 and Section 6.10, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent contained herein;

(vii) to evidence the assignment of this Agreement by Parent as provided in Section 4.3 or Section 6.10, as applicable; or

(viii) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof in accordance with Section 6.3 to the Holders, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice of such amendment to the Holders in accordance with Section 6.3.

Section 5.3 Execution of Amendments. Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, protections, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

22

ARTICLE VI

MISCELLANEOUS AND GENERAL

Section 6.1 Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earlier to occur (i) the payment by Parent of the Milestone Payment Amount required to be paid under the terms of this Agreement in accordance with Section 2.4(a) and (c) and (ii) the expiration of the Milestone Period. For the avoidance of doubt (A) the termination of this Agreement will not affect or limit the right to receive the Milestone Payment under Section 2.4 to the extent earned but not paid prior to termination of this Agreement, and in such case the provisions applicable thereto will survive the expiration or termination of this Agreement and (B) notwithstanding anything to the contrary set forth herein, the right of any Holder to receive the Milestone Payment, and all covenants and obligations of Parent and its Affiliates with respect to the Milestone Payment, shall be irrevocably terminated and extinguished if the Milestone is not achieved prior to the expiration of the Milestone Period; provided, that the termination of this Agreement shall not affect or limit the Holders’ right to pursue claims for breach of covenants or other obligations which occurred prior to the expiration of the Milestone Period and, in each case, the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 6.2 Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon confirmed delivery if being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

If to Parent:

Roy Papatheodorou

Executive Vice President, General Counsel, Head of Legal, Ethics & Business Integrity Sanofi

46, avenue de la Grande Armée, 75017

Paris, France

In each case, with a copy to (which shall not constitute notice):

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: Jenny Hochenberg; Zheng Zhou

Email: [***]; [***]

If to Rights Agent:

[•]

[•]

Attention: [•]

Email: [•]

23

Section 6.3 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing provided by any of the means permitted under Section 6.2(a) through (c), mutatis mutandis, and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.4 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 6.4(b), in any action or proceeding arising out of or relating to this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.4(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by any means (including email) permitted under Section 6.2 to such Party’s respective email and address set forth in Section 6.2 (provided that nothing in this Section 6.4(a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Legal Requirements). The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5 No Waiver; Remedies Cumulative. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

24

Section 6.6 Entire Agreement; Counterparts. As between Parent and the Holders, this Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As between Parent and the Rights Agent, this Agreement and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by DocuSign, PDF or similar means shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.7 Third-Party Beneficiaries; Action by Acting Holders.

(a) Parent and the Rights Agent hereby agree that, subject to Section 6.7(b) below, the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who (along with all other Holders) are intended to be a third-party beneficiary hereof. Parent and the Rights Agent further agree that, subject to Section 6.7(b) below, this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder.

(b) Except for the rights of the Rights Agent expressly granted to the Rights Agent herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Legal Proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due; provided, further, that only the Acting Holders (or, solely to the extent provided in the preceding proviso, individual Holder) may enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not the Rights Agent. In any such action (other than an action by an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4), the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any action in which the Acting Holders are deemed to represent all Holders shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.7 on behalf of all Holders, shall have no liability to any other Holders for any such actions. Any Legal Proceeding brought by the Acting Holders (or by any individual holder to seek a payment due from the applicable party pursuant to Section 2.4) shall be subject to Section 6.4, the terms of which shall apply to the Acting Holders or such Holder, as applicable, and such Legal Proceeding mutatis mutandis. Any action of a Holder in violation of this Section 6.7(b) shall result in an automatic abandonment of such Holder’s remaining rights in such Holder’s CVRs.

25

Section 6.8 Specific Performance. The Parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) Parent or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holder, on the other hand, will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) such Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

Section 6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded or modified provision materially and adversely affects the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.10 Assignment. This Agreement shall not be assignable by any of the Parties (whether by operation of Legal Requirement or otherwise); provided, however, that (a) Parent may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is an Affiliate of Parent (provided, that Parent remains jointly and severally liable), (ii) with the prior consent of the Acting Holders, whether evidenced in writing or by a vote taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.3.

Section 6.11 Renunciation of Rights. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Parent may, in its sole discretion, at any time, offer consideration to any Holder, a group of Holders, or all Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

Section 6.12 Legal Holidays. In the event that the Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of the Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

26

Section 6.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

27

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

SANOFI

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [•] (this “Agreement”), between Sanofi, a French société anonyme (“Assignor”) and [•], a [•] [•] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and [•], a [•] corporation (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [•], 2025 (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee of the due and punctual payment of the Milestone Payment that have not been paid or expired and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payment that have not been paid to the Holders or expired and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2. Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payment that have not been paid to the Holders or expired and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

A-1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

A-2

[Signature Page to Assignment and Assumption Agreement]